As filed with the Securities and Exchange Commission on August 4, 2003

Registration No. 333-103959

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3
TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NDCHEALTH CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	58-0977458
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO
(Exact Name of Registrants as Specified In Their Charters)

NDC Plaza
Atlanta, GA 30329-2010
(404) 728-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrants’ Principal Executive Offices)

Randolph L.M. Hutto
Chief Financial Officer and Executive Vice President
NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
(404) 728-2000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, Of Agent For Service)

With a copy to:

Mary A. Bernard
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
(212) 556-2100

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Schedule A

Subsidiary Guarantors	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.

NDC Health Information Services (Arizona) Inc.	Delaware	94-3018063
NDC of Canada, Inc.	Delaware	01-0721703

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NDCHEALTH CORPORATION

Offer to Exchange
10 1/2% Senior Subordinated Notes Due 2012
that have been registered under the Securities Act of 1933
for
all outstanding unregistered
10 1/2% Senior Subordinated Notes Due 2012

The Registered Notes

•	The terms of the new notes are substantially identical to the old notes, except that the new notes will be freely tradable.

•	We will pay interest on the new notes at an annual rate of 10 1/2%. Interest on the new notes is payable on June 1 and December 1 of each year.

•	The new notes will be unsecured senior subordinated obligations and will rank junior to our senior indebtedness.

•	The new notes will mature on December 1, 2012.

•	The new notes will be fully and unconditionally guaranteed on a senior subordinated basis by our subsidiaries that guarantee our obligations under our credit facility.

•
We may redeem some or all of the new notes at any time prior to December 1, 2007 at a make-whole redemption price. On or after December 1, 2007, we may, at our option, redeem some or all of the new notes at the redemption prices described in this prospectus. Prior to December 1, 2005, we may redeem up to 35% of the notes originally issued with the net proceeds of specified equity offerings.

The Exchange Offer
•
The exchange offer will expire at 12:00 midnight New York City time, on September 2, 2003, unless extended. We do not currently intend to extend the exchange offer. However, if we do extend the exchange offer, we will not extend it for more than an aggregate of 30 days.

•	The exchange offer is not subject to any conditions other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

•	All old notes that are validly tendered and not validly withdrawn on or prior to the expiration date will be exchanged.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market making or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 8 for a discussion of the factors that you should consider in connection with the exchange offer and an exchange of old notes for new notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2003.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, please call (212) 656-5060.

We “incorporate by reference” the information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the later of the date on which we have completed the exchange offer or the end of the period during which this prospectus is available for use by participating broker-dealers with prospectus delivery requirements in connection with any resale of new notes:

•	Our Annual Report on Form 10-K for the year ended May 30, 2003 filed on July 29, 2003 (File No. 001-12392), as amended by our Annual Report on Form 10-K/A filed on August 4, 2003 (File No. 001-12392);
•	Our Current Report on Form 8-K/A filed on August 12, 2002 (File No. 001-12392); and
•	Our Current Report on Form 8-K filed on July 31, 2003 (File No. 001-12392).

You may also request a copy of these filings at no cost, by writing or calling us at the following address:

NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
(404) 728-2000
Attention: Chief Financial Officer

To obtain timely delivery of this information, you must request it no later than five (5) business days before September 2, 2003, the expiration date of the exchange offer.

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You should rely only on the information contained in this prospectus. Neither we nor any of the guarantors have authorized anyone else to provide you with additional or different information. We are only offering to exchange the old notes for new notes in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should carefully read this prospectus, as well as the information incorporated by reference, before making a decision to tender old notes for new notes pursuant to the exchange offer. Unless the context requires otherwise, references in this prospectus to “our company,” “we,” “our,” “us” and similar expressions refer to NDCHealth Corporation, a Delaware corporation, and its consolidated subsidiaries. Unless otherwise indicated, any historical reference to a “fiscal” year of our company refers to our fiscal year ended on May 31. Beginning in fiscal 2002, our fiscal year ends on the Friday closest to May 31 of each year.

The Company

Overview

We are a leading provider of healthcare claims transaction processing in terms of the number of electronic transactions processed and the number of pharmaceutical manufacturer customers and related value-added services for pharmacies, hospitals and physicians and a leading provider of market research information for pharmaceutical manufacturers based on the number of customers. We processed over 2.5 billion electronic healthcare transactions in fiscal 2002 and over 3 billion in fiscal 2003. We provide information services to more than 100 pharmaceutical manufacturers in the U.S., the United Kingdom and Germany. We have leading market positions in all of our network services and systems solutions markets and believe that we are the only comprehensive provider of both transaction processing services and market research information in the healthcare industry. Our involvement in both of these segments positions us to provide integrated information solutions to our customers. We believe that we will benefit from increasing penetration of electronic claims processing in the healthcare industry and from increasing utilization of prescription pharmaceuticals.

Network Services and Systems Solutions

Our network services and systems segment enables an electronic exchange of complex claims data between providers and payers, increasing efficiency and quality of care while decreasing costs. We provide our customers connectivity to over 1,000 payers. In conjunction with claims transmissions, we provide over sixty value-added transaction services and claims edits that help providers minimize unpaid claims, enhance the accuracy of revenue from submitted claims, decrease days receivable and improve labor efficiency. These transaction services include eligibility verification, remittance advice, referral authorization, prescription ordering and refill authorization. We also license point-of-service software systems to pharmacies and physicians that integrate our electronic transactions services with standard business management tools. These systems drive transaction volume on our network while streamlining provider workflow, improving their cash flow and providing real-time information to facilitate efficient business management. We believe we have a leading position in all of our network services and systems markets.

We generate network services revenue predominantly from providers on a per transaction basis. We also generate systems revenue through the sale of software licenses and recurring maintenance and support fees.

Intelligent Network

Our intelligent network is the cornerstone of our network services and systems segment and consists of four communications networks that transmit claims and other transaction data and four data support facilities. The data support facilities aggregate incoming data from the communications networks, process the data to conform each claim submission to the particular payer’s format and perform pre and post submission claim edits. Claim edits are based on predetermined criteria and return informational messages to providers that are designed to help them enhance the accuracy of the reimbursement they receive from payers and minimize

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costs. De-identified transaction data derived from our intelligent network enhances pharmaceutical market research products we provide to pharmaceutical manufacturers through our information management segment.

Information Management Solutions

Pharmaceutical companies require data on drug sales volumes, physician prescribing patterns and payer drug cost management activity to better analyze their markets, effectively deploy marketing resources and compensate their sales forces. We generate prescription drug data from our intelligent network or purchase it from pharmacies, retail chains, hospitals and others. We use this data to provide our pharmaceutical company customers with proprietary market analysis tools. We believe we have the number two market position in this market. Over the last three fiscal years, we have signed over 60 new information management customers. We also provide related consulting and research services to customers.

Recent Acquisitions

Prior to May 2002, we were a minority shareholder in TechRx. In May 2002, we acquired a controlling interest in TechRx for $51.0 million under the first step of a two step transaction. Under the second step of this transaction, on May 28, 2003, we acquired the remaining outstanding capital stock of TechRx for approximately $110 million in cash. TechRx is a leading provider of point-of-service software for pharmacies that provides an integrated solution for in-store operations, centralized processing and electronic claims submission to payers and physicians. The acquisition of TechRx has given us a leading position in the pharmacy systems market.

In May 2002 we acquired selected ScriptLINE assets from Arclight Systems, a joint venture of Albertsons, Inc., Cardinal Health, Inc., CVS Corporation, Kmart Corp. and Wal-Mart Stores, Inc., for $81.0 million. The ScriptLINE service provides value-added pre and post submission claims edits, which allow customer pharmacies to better manage their operations. ScriptLINE complements our existing pharmacy network services business and allows us to offer customers the most comprehensive suite of value-added services available. We have completed the integration of ScriptLINE into our existing pharmacy network platform.

Our Strategies

•	We intend to capitalize on opportunities in the expanding healthcare market as providers and payers continue to transition to electronic claims processing.

•	We intend to build on our product portfolio of both transaction processing services and pharmaceutical market research.

•	We intend to continue to strengthen our sales and marketing programs.

We were incorporated in Delaware in 1967, and our principal offices are located at NDC Plaza, Atlanta, Georgia 30329-2010. Our telephone number is (404) 728-2000. Our website address is www.ndchealth.com. Information on our website does not constitute part of this prospectus.

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The Exchange Offer

On November 26, 2002, we issued and sold $200,000,000 aggregate principal amount of our 10 1/2% senior subordinated notes due 2012, which we refer to as the old notes, in an offering exempt from the registration requirements under the Securities Act. We used the net proceeds from the offering and borrowings under our credit facility to repay in full all borrowings outstanding under our old credit agreement and to redeem all of our outstanding 5% convertible subordinated notes due 2003. In connection with the offering, we and the guarantors entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. We refer to the old notes and the new notes together as the notes.

Securities Offered
$200,000,000 aggregate principal amount of our 10 1/2% senior subordinated notes due 2012, which have been registered under the Securities Act. The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions, registration rights and penalty interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer
We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under the registration rights agreement which we entered into with the initial purchasers of the old notes. You may tender your old notes for exchange by following the procedures described under the heading “The Exchange Offer.”

Expiration Date; Tenders; Withdrawal
The exchange offer will expire at 12:00 midnight, New York City time, on September 2, 2003, unless we extend it. We do not currently intend to extend the exchange offer. However, if we do extend the exchange offer, we will not extend it for more than an aggregate of 30 days. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of the exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date. See “The Exchange Offer—Procedures for Tendering Old Notes” and “—Withdrawals of Tenders of Old Notes” for a more complete description of the tender and withdrawal period.

United States Federal Income Tax Consequences
Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “United States Federal Income Tax Consequences” for a summary of the United States federal income tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Regions Bank.

Shelf Registration
If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of any holder of old notes under certain circumstances, we will be required to file, and use our reasonable best efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See “Exchange Offer; Registration Rights.”

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Consequences of Your Failure to Exchange Your Old Notes
Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold pursuant to an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act, other than in connection with the exchange offer. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes

Consequences of Exchanging Your Old Notes
Based on interpretations of the staff of the SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

	•	you are not engaging in and do not intend to engage in a distribution of the new notes,

	•	you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

	•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or any of the subsidiary guarantors.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers following the exchange offer.

If you are a broker-dealer that acquired old notes from us in the initial offering and not as a result of market making or other trading activities, you will, in the absence of an exemption, be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. This prospectus will not be available for use by any such broker-dealers in connection with resales of the new notes.

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The New Notes

The following summary is not intended to be complete. For a more complete description of the terms of the new notes, see “Description of the New Notes” in this prospectus.

Issuer	NDCHealth Corporation

Notes Offered	$200,000,000 aggregate principal amount of 10 1/2% senior subordinated notes due 2012.

Maturity	December 1, 2012.

Interest Payment Dates	June 1 and December 1 of each year.

Subsidiary Guarantees
All of our current and future domestic subsidiaries that guarantee our obligations under our credit facility will jointly and severally, fully and unconditionally guarantee the new notes on an unsecured senior subordinated basis. If we are unable to make payments on the new notes when they are due, our subsidiary guarantors will be obligated to make them instead.

As of the date of this prospectus, the subsidiary guarantors are NDC Health Information Services (Arizona) Inc. and NDC of Canada, Inc.

Ranking
The new notes will be unsecured senior subordinated obligations and will rank junior to our senior indebtedness, including indebtedness under our credit facility, which includes a $125 million term loan and a $100 million revolving credit facility. Our credit facility is secured by a first priority lien on substantially all of our and our subsidiary guarantors’ assets. The new notes will effectively rank junior to our non- guarantor subsidiaries’ indebtedness and other liabilities, including trade payables. The guarantees of the new notes will rank junior to senior indebtedness of our subsidiary guarantors, including their guarantees of our credit facility. Because the new notes are subordinated, in the event of bankruptcy, liquidation or reorganization and acceleration of or payment default on senior indebtedness, holders of the new notes will not receive any payment until holders of senior indebtedness have been paid in full.

As of May 30, 2003,

•	we and our subsidiary guarantors had $129.4 million of senior indebtedness outstanding, and

•	our non-guarantor subsidiaries had $50.8 million of indebtedness and other liabilities outstanding.

These amounts do not include approximately $100 million that we have available to borrow under our credit facility, all of which would be senior indebtedness.

Make-Whole Redemption
We may, at our option, redeem some or all of the new notes at any time prior to December 1, 2007 by paying the greater of (1) 100% of the principal amount of the new notes being redeemed and (2) the sum of the present values of 105.250% of the principal amount of such new notes plus scheduled interest payments on such new notes to and including

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December 1, 2007, discounted to the redemption date on a semi-annual basis at the treasury rate plus 50 basis points, plus accrued and unpaid interest to the redemption date.

Optional Redemption
We may redeem some or all of the new notes at any time on or after December 1, 2007 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on December 1 of the years indicated below.

Year	Redemption Price

2007	105.250%
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

Equity Offering Optional Redemption
Before December 1, 2005, we may redeem on one or more occasions up to 35% of the aggregate principal amount of the originally issued notes with the net proceeds of specified equity offerings at a redemption price equal to 110.500% of the principal amount plus accrued and unpaid interest to the redemption date, if at least 65% of the original aggregate principal amount of the notes originally issued remains outstanding after such redemption.

Change of Control
If a change of control event occurs, each holder of new notes may require us to repurchase all or a portion of its new notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to the repurchase date.

Restrictive Covenants	The indenture governing the old notes and the new notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	issue or sell capital stock of restricted subsidiaries;

•	create certain liens;

•	sell assets;

•	in the case of our subsidiaries, guarantee indebtedness;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

All of the covenants described above are subject to important exceptions and qualifications which are described under the heading “Description of the New Notes” in this prospectus.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of and for our fiscal years ended May 31, 1999, 2000, 2001 and 2002 and May 30, 2003 has been derived from our audited consolidated financial statements.

As a result of our acquisition of a controlling interest in TechRx, the summary consolidated financial data for the fiscal years ended May 31, 2001 and 2002 have been retroactively adjusted to account for our interest in TechRx as an equity investment since the date of our initial investment as required by Accounting Principles Board Opinion No. 18. Discontinued operations and restructuring, impairment, and non-recurring charges are more fully discussed in the notes to our consolidated financial statements, which are incorporated by reference in this prospectus.

You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	Fiscal Year

	1999	2000	2001	2002	2003

	(in thousands, except per share data and ratios)
Results of Operations Data:
Revenue:
Information management	$128,961	$131,229	$136,616	$150,399	$156,753
Network services and systems	121,336	139,626	176,015	198,622	272,853
Divested businesses (1)	88,699	74,818	24,421	4,360	—

Total	338,996	345,673	337,052	353,381	429,606
Cost of service	179,654	181,001	168,691	174,944	214,574
Sales, general and administrative Expense	67,577	86,062	77,640	76,961	89,214
Operating income (loss)	62,104	12,383	53,820	77,102	89,879
Interest and other expense	(7,484)	(6,532)	(8,038)	(9,693)	(22,108)
Income (loss) before discontinued Operations	33,863	(1,163)	24,217	15,110	30,602
Net income (loss)	71,437	(40,165)	32,540	15,110	30,602
Balance Sheet Data (at period end):
Cash and cash equivalents	2,058	1,789	12,420	13,447	16,103
Total assets	534,723	653,632	484,361	658,184	787,252
Total debt	200,013	228,750	155,431	258,854	329,406
Total stockholders’ equity	409,094	330,136	226,616	257,746	296,512

(1)	Our divested businesses include EBO, which was divested in fiscal 2000, Pharmacy Systems, which was divested in fiscal 2001, and Physician Services, which was divested in fiscal 2002.

We incurred restructuring and impairment charges of $34.4 million and $2.2 million in fiscal 2000 and 2001, respectively. The impact on operating income was $34.4 million in 2000 and $2.2 million in 2001. The impact on income before discontinued operations as a result of these charges was $22.4 million in fiscal 2000 and $1.4 million in fiscal 2001. In fiscal 2002, we incurred a non-recurring charge of $41.0 million to reduce the value of our investment in MedUnite. Operating income was not affected by this charge. The impact on net income was a reduction of $28.3 million. In fiscal 2003, we incurred pre-tax non-cash charges of approximately $16.7 million related to our investments, including MedUnite, of which $2.3 million is included in operating income. The impact on net income was a reduction of $13.9 million or $0.40 per diluted share. In fiscal 2003, we incurred $2.8 million of acquisition related expense for TechRx variable stock options, which is included in operating income. The impact on net income was a reduction of $1.1 million, or approximately $0.03 per diluted share.

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RISK FACTORS

You should carefully consider the following risk factors before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer.

Risk Factors Relating to the New Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

We have a significant amount of indebtedness. As of May 30, 2003, we had $329.4 million of indebtedness outstanding, a ratio of earnings to fixed charges of 2.99 and stockholders’ equity of $296.5 million.

Our substantial amount of indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the new notes because of the need to satisfy our senior debt obligations;

•	limit our ability to obtain additional financing, if needed, for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to sustain our cash flow during economic or industry downturns because of an inability to expand our product offerings;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, developing new products and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry due to a lack of cash flow to finance changes in our business; and

•
place us at a competitive disadvantage compared to our competitors that have less indebtedness and thus greater resources to devote to upgrading their technology, increasing their product offerings and expanding their businesses.

The terms of the indenture allow us to incur substantial amounts of additional indebtedness, subject to certain limitations. Any such additional debt could increase the risks associated with our substantial leverage.

The new notes and the guarantees rank behind our and our subsidiary guarantors’ senior indebtedness.

The new notes rank behind all of our existing and future senior indebtedness, including indebtedness under our credit facility. The guarantees of the new notes rank behind all existing and future senior indebtedness of our subsidiary guarantors, including guarantees of our obligations under our credit facility. As of May 30, 2003, we and our subsidiary guarantors had $129.4 million of senior indebtedness outstanding. This amount does not include $100 million that we have available to borrow under our credit facility, all of which would be senior indebtedness. In addition, the new notes will effectively rank junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the new notes. As of May 30, 2003, our non-guarantor subsidiaries had an aggregate of $50.8 million of indebtedness and other liabilities outstanding.

In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay our obligations on the new notes only after we have repaid all of our senior indebtedness in full. We cannot assure you that sufficient assets will remain to make full payment on the new notes after such payments are made. In the event of bankruptcy, liquidation or reorganization or any similar proceeding relating to any of our non-guarantor subsidiaries, holders of the new notes will participate in the assets remaining only after the subsidiary has repaid in full all of its indebtedness and other liabilities, including trade payables, and after we have repaid in full all of our senior indebtedness. Our credit facility is secured by a first priority lien on substantially all of our and our subsidiary guarantors’ assets. In addition, the subordination provisions of the

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indenture provide that we cannot make cash payments on the new notes while a payment default is continuing under our senior indebtedness and payments to you may be suspended for up to 179 consecutive days if a nonpayment default exists under our senior indebtedness.

The indenture and our credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture and our credit facility impose significant operating and financial restrictions on us. These restrictions limit our ability and the ability of our subsidiaries, among other things, to:

•	incur additional indebtedness or liens;

•	pay dividends or make other distributions;

•	repurchase our capital stock;

•	make investments;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	engage in transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

Our credit facility requires us to maintain compliance with the following financial ratios:

•	a maximum consolidated total leverage ratio equal to or less than 3.25:1.00, 2.75:1.00 beginning on February 28, 2004 and 2.50:1.00 beginning on August 31, 2004;

•	a maximum consolidated senior leverage ratio equal to or less than 1.75:1.00 and 1.40:1.00 beginning on August 31, 2003; and

•	a minimum consolidated fixed charge coverage ratio equal to or greater than 1.40:1.00, 1.50:1.00 beginning on August 31, 2004 and 1.75:1.00 beginning on August 31, 2005.

Our ability to comply with these ratios may be affected by events beyond our control. Borrowings under the credit facility are guaranteed by our material domestic subsidiaries and are secured by substantially all of our and such domestic subsidiaries’ assets, including a pledge of the capital stock of our domestic subsidiaries and a pledge of 66% of the voting stock of our first-tier material foreign subsidiaries. In the event of a default under the credit facility, the lenders under the credit facility could foreclose on the assets and capital stock pledged to them. See “Description of Other Indebtedness.”

A breach of any of the covenants contained in our credit facility or our inability to comply with the required financial ratios could result in an event of default, which would allow the lenders under the credit facility to declare all borrowings outstanding to be due and payable. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making debt service payments on the new notes. If the amounts outstanding under the credit facility or the new notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the banks or to our other debt holders, including you as a noteholder.

Fraudulent conveyance laws may permit courts to void the subsidiary guarantees of the new notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees.

U.S. federal bankruptcy law and comparable state statutes may allow courts upon the bankruptcy or financial difficulty of a subsidiary guarantor to void that subsidiary’s guarantees of the new notes. If a court voids a subsidiary guarantee or holds it unenforceable, you will cease to be a creditor of, and you may be required to return payments received from, that subsidiary guarantor, and you will be a creditor solely of us and the other subsidiary guarantors whose guarantees have not been voided. In the alternative, the court could subordinate that subsidiary guarantee (including all payments thereunder) to all other debt of the subsidiary

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guarantor. The court could take these actions in respect of a subsidiary guarantee if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•	incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring the guarantee, and

•	was insolvent or was rendered insolvent by reason of the incurrence;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.

The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the debt, either:

•	the sum of the debtor’s debts and liabilities, including contingent liabilities, was greater than the debtor’s assets at fair valuation; or

•
the present fair saleable value of the debtor’s assets was less that the amount required to pay the probable liability on the debtor’s total existing debts and liabilities, including contingent liabilities, as they became absolute and matured.

An active trading market for the new notes may not develop, which could reduce their value.

The new notes are a new issue of securities for us for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. Accordingly, no market for the new notes may develop, and any market that develops may not last. If the new notes are traded, they may trade at a discount from their face value, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all.

To the extent that not all of the old notes are exchanged for new notes, the trading market for the old notes could be adversely affected due to the limited amount of old notes that remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. See “Plan of Distribution” and “The Exchange Offer” for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

If you do not exchange your old notes for new notes, you will continue to have restrictions on your ability to resell them.

The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them in a transaction exempt from the registration requirements of the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided in the registration rights agreement.

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We may be unable to repurchase the new notes upon a change of control as required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we must offer to repurchase all outstanding notes. Prior to repurchasing any of the notes, we must either repay all of our senior indebtedness (including indebtedness under our credit facility) or obtain the required consents from the holders of our senior indebtedness to allow us to repurchase the notes. In such circumstances, we cannot assure you that we would have sufficient funds available to repay all of our senior indebtedness and any other indebtedness that would become payable upon a change of control and to repurchase all of the new notes at the required premium. Our failure to purchase the notes would be a default under the indenture, which would in turn be a default under our credit facility.

Risk Factors Relating to Our Business

We face intense competition in our business.

Our industry is highly competitive. If we are unable to compete successfully with providers of systems and services similar to ours, we may lose significant revenue. We compete not only with independent providers of similar systems and services, but also with unrelated businesses’ internal divisions that provide similar services. The markets in which we offer our systems and services are highly competitive with respect to functionality of products and services, price, quality and innovation. Competition in the markets in which we offer our systems and services affects our ability to attract new customers and keep existing ones, hire quality employees, and charge prices for our products and services that will maximize our profitability. Some of our competitors have greater access to capital and marketing and technological resources, and we cannot guarantee that we will be able to compete successfully with them.

The cost of litigation could increase our expenses and reduce our net income.

From time to time we are subject to litigation in the ordinary course of business. While we intend to defend vigorously any lawsuits that may be filed against us, it is possible that litigation costs or an adverse ruling in a litigation matter could have a material adverse impact on our net income.

We may lose customers or revenue due to consolidation in the healthcare industry.

There has been and continues to be significant consolidation in the healthcare industry, which may reduce the number of existing customers for our services and may reduce the price we can charge those customers. In addition, this consolidation of healthcare providers and pharmaceutical manufacturers may reduce the number of our potential customers. The increased purchasing power of larger consolidated organizations could also lead to reductions in the amounts these organizations are willing to pay for our services. We cannot predict the overall impact of consolidation in the healthcare industry, but it could have a material adverse effect on our business, financial condition and results of operations.

Our results of operations may suffer if we are unable to continue our expansion in new and existing markets.

Our future growth and profitability depends, in part, upon our continued expansion within the healthcare electronic transaction processing and information services markets in which we currently operate, the further expansion of these markets, the emergence of other markets for electronic transaction processing and healthcare information services and our ability to penetrate these markets. As part of our strategy to expand into new and existing markets, we seek selective acquisition opportunities and alliance relationships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We cannot predict whether we will successfully identify suitable acquisition candidates in the future, or whether any acquisition will provide us with the ability to expand into new markets.

Expansion of the healthcare information services and electronic transaction processing markets depends on the continued automation of traditional paper-based processing system and demand for new decision support applications. Our ability to penetrate these markets depends on our ability to apply our existing

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technology and solutions, or to develop new technology and solutions, to meet the particular service needs of each new or expanded market. We cannot guarantee that markets for our services will continue to expand and develop, that we will be successful in our efforts to meet the demands of these markets, or that we will have adequate financial, marketing and technological resources to penetrate new markets.

Defaults in payment or a material reduction in purchases of our products by large customers could have a significant negative impact on our financial condition, results of operations and liquidity.

We have significant relationships with a limited number of large customers in our electronic processing and information services businesses. Any defaults in payment or a material reduction in purchases from us by these large customers could have a significant negative impact on our financial condition, results of operations and liquidity.

We may spend significant resources developing and promoting new products that may not meet the demands of our customers.

The market for our products and services is characterized by rapid technological change, frequent new product introductions, evolving industry standards and changing customer needs. We cannot ensure that we will be successful in developing and marketing new products and services or that our products and services will adequately meet the rapidly changing demands of our customers. In addition, in order to meet our customers’ demands, we are continually involved in a number of development projects, including our effort to update our core mainframe-based products for the healthcare information services markets. Because we cannot predict the time and cost required in reaching certain research, development and engineering objectives, the costs of product development initiatives could significantly exceed our estimates, and project development schedules could require extensions. In either of these events, our profitability and overall results of operations could be adversely affected. We believe that the future success of our business will depend in large part on our ability to maintain and enhance our current product and service offerings and to develop and introduce new products and services that will keep pace with technological advances and satisfy evolving customer requirements. Further, we cannot ensure that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. In particular, in connection with our roll-out of the various T-Rex products, we cannot assure you that we will not incur development costs in excess of what we have planned or that the roll-out will not be delayed. An inability to develop and introduce new products and services in a timely manner, or an unsuccessful new or updated product could materially adversely affect our financial condition and results of operations.

Interruptions may occur in some of our information services.

Our information services may experience service interruptions, due to failures of internal systems, or services provided by third parties, including our telecommunication carriers. Customers using the affected services may experience losses caused by these service interruptions. We may be subject to breach of contract claims, or be required to pay service credits because of these performance failures. In addition, we may have to incur additional expense to correct these conditions.

Proprietary technology protections may not be adequate and our proprietary rights may infringe on rights of third parties.

We rely on a combination of trade secret, patent, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products and processes. We cannot assure you that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We cannot assure you that third parties will not assert infringement claims against us in the future. Additionally, we may find it necessary to initiate litigation to protect our trade secrets, to enforce our patent, copyright and trademark rights, and to determine the scope and validity of the proprietary rights of others. Litigation can be costly and time consuming. Litigation expenses or any damage payments resulting from adverse determinations of third party claims could be significant and result in material losses to us.

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We may not successfully integrate recent and future acquisitions and strategic relationships.

We are currently devoting significant management resources and other resources toward the integration of our recent strategic acquisitions and relationships. We have made substantial investments in HealthTran, LLC, a provider of pharmacy claims adjudication, and in MedUnite, Inc., a transaction processing provider. We recently acquired TechRx Incorporated, and we purchased the ScriptLINE claim processing assets of Arclight Systems, LLC. Entities in which we hold interests may, under certain conditions, require further investment by us. We may not be able to successfully integrate our existing operations with these business partners. Even if integration occurs successfully, failure of these relationships to achieve levels of revenue growth, profitability or productivity comparable with those achieved by our existing operations, or otherwise not perform as expected, may adversely impact our revenue and increase our costs.

Complex state and federal regulations could depress the demand for information products and we could incur redesign costs or be subject to penalties.

The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures and agencies periodically consider programs to reform or revise the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. We are unable to predict future proposals with any certainty or to predict the effect they would have on our business.

HIPAA Administrative Simplification

Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress required the adoption of rules to establish standards and requirements for the electronic transmission of certain health information. Published rules include Standards for Electronic Transactions, published August 17, 2000 and modified February 20, 2003, the Standards for Privacy of Individually Identifiable Health Information, published December 28, 2000 and modified August 14, 2002 and the Security Standard, published February 13, 2003. Rules applying to information security have been proposed but not promulgated.

These rules generally restrict the use and disclosure, and mandate security, of personally identifiable health information. The HIPAA rules apply to healthcare providers, health plans, including employer-sponsored group health plans, and healthcare clearinghouses, as well as indirectly, in certain instances, to those who provide services on behalf of these entities which involve the receipt or disclosure of health information. Certain of our operations will be subject to the HIPAA rules. Compliance with these final rules may be costly and could require complex changes in our systems.

Transaction Standards.     The Standards for Electronic Transactions rule requires format standards for eight of the most common healthcare transactions, using technical standards issued by certain recognized standards publishing organizations. Healthcare providers, plans and clearinghouses transmitting or receiving any of these eight healthcare transactions electronically must send and receive data using a common format, rather than the large number of different data formats currently used. We are required to comply with the transaction standards by October 16, 2003.

The transaction standards are applicable to that portion of our business involving the processing of healthcare transactions among providers, payers and other healthcare industry participants. The transaction standards apply to many of our customers and to our relationships with those customers. We are currently able to process all of the mandated transaction standards. However, there can be no assurance that our customers or strategic partners will be able to do so in a timely manner, or that we will be able to take advantage of any business opportunities or react to changes that may result from implementation of the transaction standards.

Other state and federal statutes and regulations governing transmission of healthcare information may affect our operations. For example, Medicaid rules require some processing services and eligibility verification to be maintained as separate and distinct operations. These laws are complex and changing, and

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the courts and other governmental authorities may take positions that are inconsistent with our practices thereby increasing our costs of complying or otherwise adversely affecting our operations.

Privacy Standard.     The Standards for Privacy of Individually Identifiable Health Information rule establishes a set of national privacy standards for the protection of individually identifiable health information by health plans, healthcare clearinghouses, healthcare providers and their business associates. This rule governs the use and disclosure of such information, and establishes procedures for access to and amendment of information in designated record sets. The compliance date for most entities was April 14, 2003 and we have put into place the processes and procedures to comply with these standards and believe that we are in compliance with these standards. The privacy standards rule applies to the portions of our business that process healthcare transactions and provide technical services to other participants in the healthcare industry. This rule provides for civil and criminal liability for violations, and requires us, our customers and our partners to use health information in a highly restricted manner, to establish policies and procedures to safeguard the information, and may require us to obtain individual authorizations and acknowledgements in some cases, and to provide certain access and other rights to individuals. We are currently taking action to implement the privacy standards by the compliance date. However, this rule may require us to incur significant costs to change our systems and services, and may restrict the manner in which we transmit and use the information. In addition, our provider or payer customers may elect to transmit information directly without using a clearinghouse, or may restrict our access to information needed to support our information services business. Each of these events could adversely affect our operations.

Numerous state and federal laws other than HIPAA govern the collection, dissemination, use, access to and confidentiality of patient health information. Many states are considering new laws and regulations that further protect the confidentiality of medical records or medical information. These state laws usually will not be preempted by the HIPAA privacy standard and may be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us, our customers and business partners. Regulations governing electronic health data transmissions are evolving rapidly and are often unclear and difficult to apply. These other privacy laws at a state or federal level, or new interpretations of these laws, could create liability for us, could impose additional operational requirements on our business, could affect the manner in which we use and transmit information and could increase our cost of doing business. In addition, determining whether data has been sufficiently de-identified may require complex factual and statistical analyses.

Security Standard.     The purpose of the Security Standard is to establish a minimum standard for the protection of individually identifiable health information that is stored or transmitted electronically. The rules provide administrative procedures, physical safeguards, and technical mechanisms that must implemented to satisfy the regulations. The implementation date for the Security Standard is April 21, 2005. We are assessing our responsibilities and developing a compliance plan which may entail significant financial obligations for us. This rule may require us to incur significant costs to change our systems and services and could adversely affect our operations.

International Data Regulation

Other countries also have, or are developing, their own laws governing the collection, use, storage and dissemination of personal information or patient data. These laws could create liability for our international operations, impose additional operations requirements or restrictions on our business, affect the manner in which we use or transmit data and increase our cost of doing business.

Regulation of Healthcare Relationships

Federal and state laws govern patient referrals, physician financial relationships and inducements to beneficiaries of federal healthcare programs. The federal anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs, or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. The anti-kickback law is broad and may apply to some of our activities or our

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relationships with our customers, or business partners. Penalties for violating the anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Many states have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. The laws in this area are broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business.

In addition, federal and state agencies have been conducting investigations purportedly related to referral and billing practices of hospitals, laboratories and similar institutions. We cannot guarantee that governmental investigators will not take positions that are inconsistent with our practices.

In order to remain competitive and satisfy the requirements and needs of our clients, we must remain informed of and adapt to new regulations governing the transmission, use and processing of personal information in electronic commerce and over the Internet. Although many of these regulations may not apply directly to our business, we expect that these regulations and any new laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect our business. Our efforts to remain competitive and profitable and ensure compliance, and our customers’ compliance, with these regulations, may require the expenditure of significant sums in research and development and investments in new technology and processes, and will require significant attention from senior management.

Changes in the United States healthcare environment could negatively impact our business, financial condition and results of operations.

In recent years, the healthcare industry, including the healthcare financing and reimbursement system, has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare and Medicaid payment and reimbursement levels, consolidation of pharmaceutical and medical-surgical supply distributors, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these changes, such as a reduction in governmental support of healthcare services or adverse changes in the delivery or pricing of pharmaceuticals and healthcare services or mandated benefits, may cause healthcare industry participants to reduce the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers’ research and distribution policies could also reduce our revenues. We are unable to predict the effect of such changes on our operations and profitability.

Unanticipated changes in our accounting policies may be required because of mandates by standards setting organizations and could have a material impact on our financial statements.

In the process of managing our business and reporting financial results we rely on estimates and judgments made by management in the reporting and comparison of financial results. These judgments are based on the standards in place at that time. Standards setting organizations are continuously reviewing the methodology and application of standards previously set and adjusting them as they deem appropriate. In addition, new accounting standards may be formulated and released that could affect our reporting of actual results or outlook for anticipated future results. If these revised or new standards cause us to restate financial results from prior accounting periods it could have a negative impact on our previously reported results. Similarly, if revised or new standards affect reporting of results in the current or future periods the comparison to prior results under the old accounting standards may not be favorable. You are urged to use caution in this area in light of the current focus by regulatory agencies on accounting standards.

If we need to obtain additional capital to continue our growth and expansion, we may be subject to additional debt financing risks.

We may need to incur additional indebtedness in the future, including borrowings under our credit facility, if our credit facility is available, to finance acquisitions or otherwise to fund our growth. As a result, we may be subject to risks associated with debt financing, including increased interest rate expense,

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insufficient cash flow to meet required payments on our indebtedness, inability to meet credit facility covenants, and inability to refinance or repay the indebtedness as it comes due.

If we lose the tax-free status of the recent spin-off, we could be subject to substantial tax liability.

As part of our spinoff of Global Payments, Inc., we received a tax ruling relating to the qualification of the distribution as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code. The continuing validity of a tax ruling is subject to certain factual representations and assumptions. If the distribution were to lose its status as a tax-free distribution, we would recognize taxable gain equal to the excess of the fair market value of our common stock distributed to our stockholders over our tax basis in the stock. In addition, each of our stockholders who received Global Payments, Inc. common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the stock.

If the distribution is disqualified as tax-free to us because of certain post-distribution circumstances, such as an acquisition of Global Payments, Inc. within two years after the distribution that, together with the distribution, is treated as a single plan, we would recognize taxable gain but the distribution would generally remain tax-tree to each of our stockholders.

Under the tax-sharing and indemnification agreement between us and Global Payments, Inc., if the distribution fails to qualify as a tax-free distribution because of an acquisition of their stock or assets, or some other action of theirs, then Global Payments, Inc. would be solely liable for any resulting corporate taxes. However, if Global Payments, Inc. fails to indemnify us, we would be jointly and severally liable for federal income taxes resulting from the distribution being taxable.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future capital expenditures, the likelihood of our success in developing and introducing new products and expanding our business, the timing of the introduction of new and modified products or services, financing plans, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, timing and success of product upgrades and new product introductions, expected pricing levels, the timing and cost of planned capital expenditures and expected synergies relating to acquisitions, joint ventures and alliances. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the risk factors discussed under the caption “Risk Factors” in this prospectus.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges on a consolidated basis. For purposes of calculating the ratio:

(1)	earnings means:

	•	income before income taxes, equity in losses of affiliated companies, plus

	•	minority interest and fixed charges; and

(2)	fixed charges means:

	•	interest expense, plus

	•	the interest component of rent, plus

	•	the amortization of capitalized expenses related to indebtedness.

The ratio of earnings to fixed charges is calculated as follows:

(earnings) + (fixed charges)

fixed charges

	Fiscal Year

	1999	2000	2001	2002	2003

Ratio of earnings to fixed charges	5.89	1.06	4.64	3.54	2.99

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement. Neither we nor the subsidiary guarantors will receive any proceeds from the exchange offer. You will receive, in exchange for old notes validly tendered and accepted in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

We used the net proceeds of $311.7 million, which consisted of $193.0 million from the offering of the old notes, together with $118.7 million of borrowings under our credit facility:

•	to repay all borrowings outstanding under our old credit agreement, which totaled $91.0 million, plus accrued and unpaid interest;
•	to redeem all of our outstanding 5% convertible subordinated notes due 2003, which totaled $144.8 million, plus accrued and unpaid interest; and
•	for general corporate purposes, which totaled $75.9 million.

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CAPITALIZATION

The following table sets forth our capitalization as of May 30, 2003.

You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes incorporated by reference in this prospectus.

May 30, 2003

(in thousands)
Cash and cash equivalents	$16,103
Restricted cash	—

Total cash and cash equivalents	$16,103
Long-term debt:
Term loan — long term portion	118,750
Revolving credit facility (1)	—
10 1/2% senior subordinated notes due 2012	200,000
Obligations under capital leases	558
Other long-term obligations	2,512
Term loan-current portion	6,250
Current portion of other long-term debt	308
Current portion of obligations under capital leases	1,028

Total debt	329,406

Stockholders’ equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued	—
Common stock, $.125 par value; 200,000,000 shares authorized; 34,888,753 issued and outstanding (2)	4,361
Capital in excess of par value	216,156
Retained earnings	79,228
Deferred compensation and other	(4,301)
Accumulated and other comprehensive loss	1,068

Total stockholders’ equity	296,512

Total debt and stockholders’ equity	$625,918

(1)	As of May 30, 2003, we had $100 million of available borrowings under this facility.
(2)	Does not include 4,419,910 shares of common stock reserved for issuance upon exercise of employee stock options outstanding at May 30, 2003.

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THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

As a condition to the initial sale of the old notes, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated as of November 26, 2002. We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “The Exchange Offer—Procedures for Tendering Old Notes.” However, if you intend to participate in a distribution of the new notes, or you are an “affiliate” of us or any of the subsidiary guarantors as defined in Rule 405 of the Securities Act, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available to you. You have to represent to us in the letter of transmittal accompanying this prospectus that you meet the conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

A broker-dealer that has acquired old notes as a result of market making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by such a broker-dealer to resell any of its new notes. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

General.     Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes, and

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•
holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the penalty interest provisions of the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being surrendered for exchange.

As of the date of this prospectus, $200,000,000 aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on July 30, 2003 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer and all holders may surrender old notes.

As a holder of old notes, you do not have any appraisal or dissenters’ rights or any other right to seek monetary damages in court under the Delaware General Corporation Law or the indenture governing the notes. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related rules and regulations of the SEC. Old notes that are not surrendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue.

We will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to Regions Bank, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The “expiration date” means 12:00 midnight, New York City time, on September 2, 2003, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer. However, if we do extend the exchange offer, we will not extend it for more than an aggregate of 30 days.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication;

•
issue a press release or other public announcement, which will report the approximate number of old notes deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During any extension of the exchange offer, all old notes previously surrendered and not validly withdrawn will remain subject to the exchange offer.

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We reserve the right:

•	to delay accepting any old notes,

•	to amend the terms of the exchange offer in any manner,

•	to extend the exchange offer, or

•
if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement that we may choose to make, other than by making a timely release to an appropriate news agency.

In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent’s message, in each case, with all other required documents. However, we reserve the absolute right to waive any conditions of the exchange offer or any defects or irregularities in the surrender of old notes. If we do not accept any surrendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See “—Return of Old Notes.”

Interest on the New Notes

The new notes will accrue cash interest on the same terms as the old notes, i.e., at the rate of 10 1/2% per year for each new note (using a 360-day year consisting of twelve 30-day months), payable semi-annually in arrears on June 1 and December 1 of each year. Old notes accepted for exchange will not receive accrued interest at the time of exchange. However, each new note will bear interest from the later of (1) the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or (2) if the old note is exchanged for the new note on a date after the record date for an interest payment date to occur on or after the date of the exchange and as to which that interest will be paid, the date of that interest payment date.

Procedures for Tendering Old Notes

If you wish to surrender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal;

•
a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date; or

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•	you must comply with the procedures described below under “—Guaranteed Delivery Procedures.”

If you do not validly withdraw your surrender of old notes before the expiration date, it will indicate an agreement between you, us and the subsidiary guarantors that you have agreed to surrender the old notes, in accordance with the terms and conditions in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or other nominee effect delivery of your old notes for you.

If you beneficially own old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to surrender your old notes, you should contact that nominee promptly and instruct it to surrender the old notes on your behalf.

Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•
you tender your old notes as the registered holder (a registered holder includes any participant in DTC whose name appears on a security listing as the owner of old notes), and the new notes to be issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

•	you surrender your old notes for the account of an eligible institution.

An “eligible institution” means:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the eligible institution must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.

If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

Your surrender will be deemed to have been received as of the date when:

•
the exchange agent receives a properly completed and signed letter of transmittal accompanied by the tendered old notes or a confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC with an agent’s message, or

•	the exchange agent receives a notice of guaranteed delivery from an eligible institution.

Issuances of new notes in exchange for old notes surrendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the surrendered old notes or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC pursuant to the book-entry procedures described below.

We will make the final determination regarding all questions relating to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of surrendered old notes, and our determination will be final and binding on all parties.

We reserve the absolute right to reject any and all old notes improperly surrendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note.

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Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes on or prior to the expiration date. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Surrenders of old notes will not be deemed to have been validly made until any defects or irregularities have been cured or waived.

We have no current plan to acquire, or to file a registration statement to permit resales of, any old notes that are not surrendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Pursuant to the letter of transmittal, if you elect to surrender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the surrendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

By executing the letter of transmittal and surrendering old notes in the exchange offer, you will be representing to us that, among other things,

•	you have full power and authority to tender, exchange, assign, and transfer the old notes surrendered,

•
we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes,

•	you are acquiring the new notes in the ordinary course of your business,

•	you are not engaging in and do not intend to engage in a distribution of the new notes,

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes,

•
you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and that you cannot rely on the position of the SEC’s staff set forth in their no-action letters,

•
you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the SEC, and

•
you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or any of the subsidiary guarantors, or, if you are an “affiliate,” that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

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Participation in the exchange offer is voluntary. You are urged to consult your financial advisors in deciding whether to participate in the exchange offer.

Return of Old Notes

If any old notes are not accepted for any reason described in this prospectus, or if old notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

Book Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To validly tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that (1) DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received, (2) the participant agrees to be bound by the terms of the letter of transmittal, and (3) that we may enforce this agreement against the participant.

A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to surrender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent on or before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on or before the expiration date, you may nonetheless participate in the exchange offer if:

•	you surrender your notes through an eligible institution;

•
on or before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered; the notice of guaranteed delivery must state that the surrender is being made by the notice of guaranteed delivery and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

•
the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

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Unless old notes are surrendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the surrender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to surrender your old notes according to the guaranteed delivery procedures described above.

Withdrawals of Tenders of Old Notes

You may withdraw your surrender of old notes at any time before the expiration date.

To withdraw old notes surrendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below before the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to surrender the old notes, and

•
specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been surrendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

We will make the final determination on all questions regarding the validity, form, eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly surrendered again. Properly withdrawn old notes may be surrendered again by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time on or before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes surrendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of surrender or termination of the exchange offer.

Additional Obligations

We may be required, under certain circumstances, to file a shelf registration statement. See “Exchange Offer; Registration Rights.” In any event, we are under a continuing obligation, for a period of up to 180 days after the date of this prospectus to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the use of such a prospectus under certain conditions as described in the registration rights agreement.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes if, in our sole judgment:

•
any statute, rule, or regulation has been enacted or any action has been taken by any court or governmental authority that seeks to or would prohibit, restrict, otherwise render consummation of the exchange offer illegal; or

•
any change, or any development that would cause a change, in our business or financial affairs has occurred that might materially impair our ability to proceed with the exchange offer or a change that would materially impair the contemplated benefits to us of the exchange offer; or

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•	a change occurs in the current interpretations by the staff of the SEC that might materially impair our ability to proceed with or complete the exchange offer.

If we determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all surrendered old notes to the surrendering holders,

•	extend the exchange offer and retain all old notes surrendered on or before the expiration date, subject to the holders’ right to withdraw the surrender of the old notes, or

•
waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If we waive any condition, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for at least five business days, if the exchange offer would have otherwise expired.

Exchange Agent

We have appointed Regions Bank as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

By Mail:

Regions Bank Corporate Trust Department 60 Commerce Street Second Floor Montgomery, Alabama 36104

For Information or to Confirm by Telephone:

(334) 230-6119 Attn: JoAnn Mayfield

Fees and Expenses

We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not surrendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes surrendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of

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those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failure to Exchange

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries,

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

•
inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and, if such transfer is in respect of an aggregate principal amount of old notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to us that the transfer complies with the Securities Act,

•	outside the United States in compliance with Rule 904 under the Securities Act,

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available, or

•	pursuant to an effective registration statement under the Securities Act.

The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—Risk Factors Relating to the New Notes—An active trading market for the notes may not develop, which could reduce their value.”

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

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DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

On November 26, 2002, we entered into a credit facility with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston, as joint-lead arrangers, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent, Credit Suisse First Boston, as syndication agent, LaSalle Bank, N.A., as letter of credit issuer, and the other lenders named in the credit facility. The credit facility consists of:

•	a six year $125 million term loan; and

•	a five year $100 million revolving credit facility.

The revolving credit facility includes borrowing availability for letters of credit and for same-day swingline loans; however, mandatory prepayments and commitment reductions are required under certain circumstances. As of May 30, 2003, we had an aggregate of $125 million of borrowings outstanding under our credit facility, which bore interest at a weighted average annual interest rate equal to 6.0% at such date.

Borrowings under the credit facility bear interest, at our option, at a rate based on either (1) the applicable margin plus the base rate, which is the higher of the per annum rate which the administrative agent publicly announces from time to time to be its prime lending rate and the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.5%, or (2) the applicable margin plus a reserve-adjusted “LIBOR” rate, which shall be not less than 2.00% in the case of term loan borrowings. The applicable margin with respect to term loan borrowings is a percentage per annum equal to 3.00% for base rate borrowings and 4.00% for LIBOR borrowings. The applicable margin with respect to borrowings under the revolving credit facility is a percentage per annum equal to 2.00% for base rate borrowings and 3.00% for LIBOR borrowings. The applicable margin is subject to adjustments to be determined based on certain levels of financial performance.

Voluntary prepayments of principal amounts outstanding under the term loan are permitted at any time if accompanied by a premium of 2% of the amount of any prepayment before November 26, 2003 and 1% of the amount of any prepayment before November 26, 2004.

With respect to LIBOR borrowings, we may elect interest periods of 1, 2, 3 or 6 months and interest is payable in arrears at the earlier of the end of an applicable interest period and quarterly. Calculations of interest for LIBOR borrowings is based on a 360-day year and actual days elapsed. With respect to base rate borrowings, interest is payable quarterly on the last business day of each fiscal quarter and calculations of interest are based on a 365- or 366-day year, as the case may be, and actual days elapsed. Additionally, we pay a commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the credit facility.

Borrowings under the credit facility are guaranteed by our material domestic subsidiaries. Our obligations under the credit facility are secured by a pledge of the capital stock of our domestic subsidiaries and by a pledge of 66% of the voting stock of our first-tier material foreign subsidiaries. Our obligations are also secured by a perfected lien and security interest in substantially all of our and such domestic subsidiaries’ tangible and intangible assets. Under certain circumstances, future material subsidiaries will be required to guarantee the credit facility and to secure their guarantees with substantially all of their tangible and intangible property. Similarly, under certain circumstances, we will pledge 66% of the voting stock of our future first-tier material foreign subsidiaries to the lenders under the credit facility.

The credit facility contains various covenants that limit or restrict, among other things, capital expenditures, the incurrence of additional indebtedness, the creation of liens, investments and acquisitions, restricted payments, transactions with affiliates, mergers, consolidations, liquidations, dissolutions, asset sales, and certain other transactions and business activities by us. In addition, the credit facility requires us to meet certain financial benchmarks. The credit facility contains customary events of default, including failure to pay principal or interest when due, breaches of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other debt, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, material judgments, a change in control and failure of any guarantee or collateral security supporting the credit facility to be valid or binding.

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DESCRIPTION OF THE NEW NOTES

The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and registration rights applicable to the old notes do not apply to the new notes. References in this section to the “notes” are references to both the old notes and the new notes. The old notes were, and the new notes will be, issued under an indenture dated as of November 26, 2002, among our company, the subsidiary guarantors and Regions Bank, as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. You should read the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act, in its entirety for provisions that may be important to you. The indenture has been filed as an exhibit to the registration statement which includes this prospectus. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this “Description of the New Notes,” references to “our company,” “we,” “our” or “us” refer solely to NDCHealth Corporation and not any of its subsidiaries.

We issued $200.0 million principal amount of notes in the offering of the old notes. We may issue additional notes from time to time, provided that we comply with the covenant described below under “—Certain Covenants—Limitation on Indebtedness,” and that no Default or Event of Default exists or would occur as a result of issuing the additional notes. The old notes, the new notes and any additional notes will be treated as a single class of notes under the indenture and will vote together as a single class as provided in the indenture.

General

The notes mature on December 1, 2012 and are our unsecured senior subordinated obligations. The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the subsidiary guarantors that guarantee our credit facility, as set forth under “—Guarantees” below.

Each note bears interest at a rate of 10 1/2% per anum from November 26, 2002 or from the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest on June 1 and December 1 in each year to the person in whose name the note is registered at the close of business on the May 15 or November 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the notes is payable, and the notes may be exchanged and transferred (subject to compliance with the transfer restrictions imposed by applicable securities laws for so long as the notes are not registered for resale under the Securities Act), at our office or agency in the City of Montgomery, State of Alabama or the Borough of Manhattan, City and State of New York maintained for such purposes (which initially will be the corporate trust office of the trustee); provided, however, that, at our option, we may pay interest by check mailed to holders at their respective addresses set forth on the security register. We will issue the notes only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Optional Redemption

We may at our option redeem all or part of the notes at any time on or after December 1, 2007 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on December 1 of the years indicated below:

Year	Redemption Price

2007	105.250%
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

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At any time prior to December 1, 2007, we may at our option redeem all or part of the notes at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of 105.250% of the principal amount of the notes being redeemed and scheduled interest payments (excluding interest accrued and unpaid to the date of redemption) on such notes to and including December 1, 2007 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time prior to December 1, 2005, we may redeem on one or more occasions up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 110.500% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that, after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes remains outstanding. In order to effect the foregoing redemption, we must mail notice of redemption no later than 60 days after the related Equity Offering and must consummate such redemption within 90 days of the closing of the Equity Offering.

We will mail notice of redemption, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If less than all the notes are to be redeemed, the particular notes to be redeemed will be selected not more than 60 days prior to the redemption date by the trustee in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not so listed, by such method as the trustee will deem fair and appropriate; provided, however, that no partial redemption will reduce the principal amount of a note not redeemed to less than $1,000; provided further that any such redemption pursuant to the provisions relating to an Equity Offering shall be made on a pro rata basis or as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption and accepted for payment.

For purposes of this “Optional Redemption” provision, the following definitions shall apply:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer appointed by us as having a maturity comparable to the then remaining term of the notes to December 1, 2007 (as if the notes matured on such date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the then remaining term of the notes to December 1, 2007 (as if the notes matured on such date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of (1) Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. and their respective successors; provided,

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however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Guarantees

The payment of the principal of, premium, if any, and interest on the notes is guaranteed, jointly and severally, fully and unconditionally, on an unsecured senior subordinated basis by the subsidiary guarantors. The note guarantee of each subsidiary guarantor ranks junior to the Subsidiary Guarantor Senior Indebtedness of such subsidiary guarantor on the same basis that the notes rank junior to our Senior Indebtedness. The obligations of each subsidiary guarantor under its note guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See “Risk Factors—Fraudulent conveyance laws may permit courts to void the subsidiary guarantees of the new notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees.”

The subsidiary guarantors consist of all of our existing and future domestic Restricted Subsidiaries that guarantee our Senior Credit Agreement, which on the date of the indenture included our material domestic subsidiaries. As of the date of this prospectus, the subsidiary guarantors are NDC Health Information Services (Arizona) Inc. and NDC of Canada, Inc.

In addition, if any Restricted Subsidiary becomes a guarantor or obligor in respect of any other Indebtedness of our company or any Restricted Subsidiary (other than intercompany Indebtedness), we will cause such Restricted Subsidiary to provide a note guarantee. See “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

The note guarantee issued by any subsidiary guarantor will be automatically and unconditionally released and discharged:

(1) upon any sale, exchange or transfer to any person (other than to us or an Affiliate of our company) of all Equity Interests owned by our company or any Restricted Subsidiary in, or all or substantially all the assets of, such subsidiary guarantor (including by way of merger or consolidation) if the transaction complies with the terms of the indenture;

(2) upon the designation of such subsidiary guarantor as an Unrestricted Subsidiary in compliance with the terms of the indenture;

(3) at such time as such subsidiary guarantor is no longer a guarantor under our Senior Credit Agreement;

(4) upon the legal defeasance of the notes as described under “—Defeasance or Covenant Defeasance of Indenture”; or

(5) in connection with the merger or dissolution of a subsidiary guarantor into us or another subsidiary guarantor.

Any release of a subsidiary guarantor’s note guarantee pursuant to clause (3) above will constitute an incurrence of Indebtedness by such subsidiary at the time of such release in the amount of any outstanding Indebtedness incurred by such subsidiary guarantor pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

Additionally, in certain circumstances, a note guarantee of a subsidiary guarantor may be released as set forth under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

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Ranking

The payment of principal of, premium, if any, interest and any other amounts payable on or with respect to the notes or under the indenture to the holders of the notes will rank junior to all existing and future Senior Indebtedness whether outstanding on the date of the indenture or thereafter incurred.

In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or to our assets;

•	any liquidation, dissolution or other winding-up of our company, whether voluntary or involuntary; or

•	any assignment for the benefit of creditors or other marshaling of our assets or liabilities;

the holders of Senior Indebtedness or their duly appointed representative(s) will be entitled to receive payment in full in cash of all Senior Indebtedness before the holders of notes will be entitled to receive any payment with respect to the notes or under the indenture or any payment by us to acquire any notes (other than any payment in the form of equity securities or debt securities that rank junior in right of payment to all Senior Indebtedness then outstanding at least to the same extent as the notes (such securities hereinafter being “Permitted Junior Securities”) and any payment made pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”). Any payment or other amount (other than a payment in the form of Permitted Junior Securities and payments made pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) to which the holders of the notes would be entitled but for the provisions of the indenture relating to subordination shall be paid directly to the holders of Senior Indebtedness or their duly appointed representative(s) to the extent necessary to repay in full in cash all Senior Indebtedness.

No payment (other than Permitted Junior Securities and payments made pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) may be made with respect to or to acquire the notes after the occurrence of any payment default on Designated Senior Indebtedness until:

•	the payment default has been cured or waived, or ceases to exist; or

•	such Designated Senior Indebtedness has been discharged or paid in full in cash.

No direct or indirect payment (other than Permitted Junior Securities and payments made pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) may be made with respect to or to acquire or defease the notes for the period specified below (a “Payment Blockage Period”) after the occurrence of any default or event of default (other than any payment default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately upon notice (a “Non-Payment Default”) and receipt by the trustee of written notice thereof from the holders of Designated Senior Indebtedness or their duly appointed representative(s).

The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the holders of the Designated Senior Indebtedness or their duly appointed representative(s) in respect of which the Non-Payment Default exists and will end on the earliest of:

•	179 days after the trustee receives such notice;

•	the date on which the Non-Payment Default is cured or waived, or ceases to exist;

•	the date on which the Designated Senior Indebtedness is discharged or paid in full in cash; and

•	the date on which such Payment Blockage Period is terminated by written notice to the trustee or us from such holders or their duly appointed representative(s) initiating such Payment Blockage Period.

After the end of a Payment Blockage Period, we will resume making payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No event of default that existed or was continuing on the date when any Payment Blockage Period began can be the basis for a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

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In the event that any payment is made to the trustee (and not paid over to the holders of the notes) which is prohibited by these provisions, then the payment shall be paid to the holders of Designated Senior Indebtedness or their duly appointed representatives. After all Senior Indebtedness is paid in full in cash and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all our other Indebtedness that is pari passu in right of payment with the notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that payments otherwise payable to the holders of the notes have been applied to the payment of Senior Indebtedness.

Our failure to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See “—Events of Default.”

By reason of the subordination provisions described above, in the event of our liquidation, receivership, reorganization or insolvency, holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes. Moreover, the notes will be effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of our subsidiaries other than the subsidiary guarantors.

Each note guarantee will rank junior to all existing and future Subsidiary Guarantor Senior Indebtedness of the respective subsidiary guarantor issuing such note guarantee and equally with all other existing and future senior subordinated indebtedness of such subsidiary guarantor. The Indebtedness evidenced by each such note guarantee will be subordinated on the same basis to Subsidiary Guarantor Senior Indebtedness as the notes are subordinated to Senior Indebtedness.

“Senior Indebtedness” means:

(1) all our obligations, now or hereafter existing, under or in respect of the Senior Credit Agreement, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against us under Bankruptcy Law, at the rate provided in the document with respect thereto, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities); and

(2) the principal of, premium, if any, and interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against us under Bankruptcy Law, at the rate provided in the document with respect thereto, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) on all other Indebtedness of our company (other than the notes), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

•	Indebtedness evidenced by the notes;

•	Indebtedness of our company that is expressly subordinated in right of payment to any Indebtedness of our company;

•	Indebtedness of our company that by operation of law is subordinate to any general unsecured obligations of our company;

•	Indebtedness of our company to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the indenture;

•	any liability for federal, state or local taxes or other taxes, owed or owing by us;

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•
accounts payable or other liabilities owed or owing by us to trade creditors (including guarantees thereof or instruments evidencing such liabilities), including all of our obligations arising in connection with the Agreement and Plan of Merger, dated as of May 28, 2002, among our company, NDC Acquisition Corp. and TechRx Incorporated;

•	amounts owed by us for compensation to employees or for services rendered to us;

•	Indebtedness of our company to any Subsidiary or any other Affiliate of our company or any of such Affiliate’s Subsidiaries;

•	our Equity Interests;

•	Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness; and

•	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to us or any Restricted Subsidiary.

Any Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Indebtedness” will not be deemed to be incurred in violation of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Designated Senior Indebtedness” means:

(1) all Senior Indebtedness under the Senior Credit Agreement; and

(2) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20.0 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as our “Designated Senior Indebtedness.”

“Subsidiary Guarantor Senior Indebtedness” means:

(1) all obligations of a subsidiary guarantor, now or hereafter existing, under or in respect of the Senior Credit Agreement, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against such subsidiary guarantor under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities); and

(2) the principal of, premium, if any, and interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against such subsidiary guarantor under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) on all other Indebtedness of such subsidiary guarantor (other than the note guarantee of such subsidiary guarantor), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such note guarantee.

Notwithstanding the foregoing, “Subsidiary Guarantor Senior Indebtedness” shall not include:

•	Indebtedness evidenced by the note guarantee of such subsidiary guarantor;

•	Indebtedness of such subsidiary guarantor that is expressly subordinated in right of payment to any Indebtedness of such subsidiary guarantor;

•	Indebtedness of such subsidiary guarantor that by operation of law is subordinate to any general unsecured obligations of such subsidiary guarantor;

•	Indebtedness of such subsidiary guarantor to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the indenture;

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•	any liability for federal, state or local taxes or other taxes, owed or owing by such subsidiary guarantor;

•	accounts payable or other liabilities owed or owing by such subsidiary guarantor to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

•	amounts owed by such subsidiary guarantor for compensation to employees or for services rendered to such subsidiary guarantor;

•	Indebtedness of such subsidiary guarantor to any Subsidiary or any other Affiliate of our company or any of such Affiliate’s Subsidiaries;

•	Equity Interests of such subsidiary guarantor;

•	Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness; and

•	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to such subsidiary guarantor.

Any Indebtedness of such subsidiary guarantor under or in respect of its guarantee of our Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Indebtedness” will not be deemed to be incurred in violation of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

At May 30, 2003:

•	the aggregate amount of our Senior Indebtedness outstanding was approximately $129.4 million;
•	the aggregate amount of Subsidiary Guarantor Senior Indebtedness outstanding was approximately $0.1 million;
•	the aggregate amount of indebtedness and other liabilities of our non-guarantor subsidiaries was approximately $50.8 million; and
•	we had no senior subordinated Indebtedness other than the notes and no Subordinated Indebtedness.

Although the indenture limits the amount of Indebtedness that we and our Restricted Subsidiaries may incur, such Indebtedness may be substantial and all of it may be Senior Indebtedness and Subsidiary Guarantor Senior Indebtedness.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Indebtedness.     We will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, we and any subsidiary guarantor may incur Indebtedness (including Acquired Indebtedness) if at the time of such incurrence our Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness for which consolidated financial statements are available, taken as one period, would have been at least equal to 2.5:1, after giving pro forma effect to:

(1) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period;

(2) the incurrence, repayment or retirement of any other Indebtedness by us and our Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and

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(3) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by us or our Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period).

Whenever pro forma effect is to be given to an acquisition or disposition pursuant to clause (3) above, such pro forma calculation will be determined in accordance with Article 11 of Regulation S-X under the Securities Act.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (14) of the definition of “Permitted Indebtedness” or is entitled to be incurred pursuant to the first paragraph of this covenant, we may, in our sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant as of the date of incurrence or reclassification, as applicable. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments.     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(1) declare or pay any dividend on, or make any distribution to direct or indirect holders of, our Equity Interests including, without limitation, any payment in connection with any merger or consolidation involving us or any Restricted Subsidiary which is not a wholly owned Restricted Subsidiary (other than dividends or distributions payable solely in Qualified Equity Interests);

(2) purchase, call for redemption or redeem or otherwise acquire or retire for value, directly or indirectly, any Equity Interests of our company including, without limitation, in connection with any merger or consolidation involving us (other than any Equity Interests owned by us or any wholly owned Restricted Subsidiary);

(3) declare or pay any dividend on, or make any distribution to holders of, Equity Interests of any Restricted Subsidiary (other than (A) Equity Interests of such Restricted Subsidiary or (B) dividends or distributions to us or any of our wholly owned Restricted Subsidiaries or to all holders of Equity Interests of such Restricted Subsidiary on a pro rata basis);

(4) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than Indebtedness permitted under clause (4) of the definition of “Permitted Indebtedness”); or

(5) make any Investment (other than any Permitted Investment) in any person;

unless at the time of and after giving effect to a Restricted Payment on a pro forma basis (a) no Default or Event of Default exists, (b) we could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Indebtedness” covenant and (c) the aggregate amount of all Restricted Payments declared or made after the date of the indenture shall not exceed the sum of:

(A) (x) if our Consolidated Adjusted Net Income and Excess Cash Flow are both positive, 50% of the lesser of our Consolidated Adjusted Net Income and our Excess Cash Flow, (y) if our Consolidated Adjusted Net Income is a loss and Excess Cash Flow is negative, less 100% of the greater in absolute numerical terms of such loss and such negative Excess Cash Flow and (z) if either Consolidated Adjusted Net Income is a loss or Excess Cash Flow is negative, less 100% of such loss or such negative Excess Cash Flow, as the case may be, in each case accrued on a cumulative basis during the period beginning on August 31, 2002 and ending on the last day of our last fiscal quarter ending prior to the date of such proposed Restricted Payment; plus

(B) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received after the date of the indenture by us as a contribution to our common equity capital or from the issuance or sale (other than to any of our Restricted Subsidiaries) of our Qualified Equity

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Interests (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase our Qualified Equity Interests (excluding any net cash proceeds from an Equity Offering to the extent used to redeem notes); plus

(C) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received after the date of the indenture by us from the issuance or sale (other than to any of our Restricted Subsidiaries) of debt securities (or other Indebtedness) or Redeemable Equity Interests that have been converted into or exchanged for our Qualified Equity Interests; plus

(D) to the extent that any Investment constituting a Restricted Payment that was made after the date of the indenture is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the lesser of (x) the cash proceeds with respect to such Investment (less the cost of disposition of such Investment and net of taxes) and (y) the initial amount of such Investment plus, to the extent not included in Consolidated Adjusted Net Income, 50% of any amounts received in excess of the return of capital (less the cost of disposition of such Investment and net of taxes); plus

(E) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to us or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since the Issuance Date; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by us or any Restricted Subsidiary in any such Unrestricted Subsidiary; provided further, however, that no amount will be included under this clause (E) to the extent it is already included in our Consolidated Adjusted Net Income in clause (A) above.

Notwithstanding the paragraph above, we and our Restricted Subsidiaries may take the following actions so long as (with respect to clauses (6) and (8) below) at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(1) the payment of any dividend or redemption of any Equity Interest within 60 days after the date of declaration or call for redemption thereof, if at such date of declaration or call for redemption, such payment or redemption would have complied with the provisions of the paragraph above;

(2) the purchase, redemption or other acquisition or retirement for value of our Equity Interests in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of our company) of, our Qualified Equity Interests;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of our company) of, our Qualified Equity Interests;

(4) the purchase, redemption or other acquisition or retirement for value of our outstanding 5% convertible subordinated notes due 2003;

(5) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Equity Interests) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary of our company) of, new Subordinated Indebtedness so long as (x) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus, the amount of our reasonable expenses incurred in connection with such refinancing, (y) such new Subordinated Indebtedness is pari passu or subordinated, as applicable, to the notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (z) such new Subordinated Indebtedness has an average life longer than

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the Average Life of the notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the notes;

(6) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets that complies with the covenant described under “—Merger, Consolidation or Sale of Assets”;

(7) Investments acquired as a result of the capital contribution or in exchange for, or out of the proceeds of a substantially concurrent offering of, our Qualified Equity Interests;

(8) (a) repurchases, redemptions, acquisitions or retirements of our or any Restricted Subsidiary’s Qualified Equity Interests from employees, former employees, directors or former directors of our company or any of our Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, former employees, directors or former directors or (b) repurchases of our Equity Interests deemed to occur upon (x) the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof and (y) the withholding of a portion of our Equity Interests granted or awarded to an employee to pay taxes associated therewith; provided, however, that the aggregate amount paid for all repurchased, redeemed, acquired or retired Qualified Equity Interests does not exceed $4.0 million during any twelve-month period; and

(9) Restricted Payments in addition to those permitted by clauses (1)-(8) of this paragraph in an aggregate amount not to exceed $5.0 million.

The actions described in clauses (1), (2), (3), (6), (7) and (8) of this paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (c) of the foregoing paragraph and the actions described in clauses (4), (5) and (9) of this paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph, but shall not reduce the amount that would otherwise be available for Restricted Payments under clause (c) of the foregoing paragraph.

The amount of all non-cash Restricted Payments shall be the Fair Market Value on the date of such Restricted Payment as determined in good faith by the Board of Directors whose determination with respect thereto shall be conclusive. If our company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in our good faith determination be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to our financial statements affecting our Consolidated Adjusted Net Income for any period.

Limitation on Issuances and Sales of Equity Interests of Restricted Subsidiaries.     We will not permit (1) any Restricted Subsidiary to issue any Equity Interests (other than to us or a wholly owned Restricted Subsidiary) and (2) any person (other than us or a wholly owned Restricted Subsidiary) to own any Equity Interests of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit:

•
the issuance, sale, transfer, lease, conveyance, or other disposition of all, but not less than all, of the issued and outstanding Equity Interests of any Restricted Subsidiary owned by us or any of our Restricted Subsidiaries in compliance with the other provisions of the indenture, so long as the Net Cash Proceeds, if any, from such sale, transfer, lease, conveyance or other disposition are applied in accordance with the “Limitation on Sale of Assets” covenant;

•
the ownership by other persons of Qualified Equity Interests issued prior to the time such Restricted Subsidiary became a Subsidiary of our company that was neither issued in contemplation of such Restricted Subsidiary becoming a Subsidiary nor acquired at the time;

•	the ownership by directors of director qualifying shares or the ownership by foreign nationals of Equity Interests of any Restricted Subsidiary, to the extent mandated by applicable law;

•	arrangements existing on the Issuance Date;

•
any issuance, sale, transfer, lease, conveyance or other disposition of Equity Interests (other than Preferred Stock) of a Restricted Subsidiary if, immediately after giving effect thereto, such Restricted

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Subsidiary would remain a Restricted Subsidiary or the ownership by any person of such Equity Interests; or

•
any issuance, sale, transfer, lease, conveyance or other disposition of Equity Interests of a Restricted Subsidiary if, immediately after giving effect thereto, such person would no longer constitute a Restricted Subsidiary and any Investment in such person remaining after giving effect thereto would have been permitted to be made (and shall be deemed to have been made) under the “Limitation on Restricted Payments” covenant on the date of such issuance, sale or other disposition.

Limitation on Transactions with Affiliates.     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit to exist any contract, agreement, understanding, loan, advance, guarantee or other transaction or series of related transactions with, or for the benefit of, any Affiliate of our company or any Restricted Subsidiary (other than us or a Restricted Subsidiary) (collectively, “Interested Persons”), unless:

(1) such transaction or series of transactions are on terms that are no less favorable to us or such Restricted Subsidiary, as the case may be, than would have been able to be obtained at the time for a comparable transaction in arm’s-length dealings with third-parties that are not Interested Persons;

(2) with respect to any transaction or series of related transactions involving aggregate value equal to or greater than $5.0 million, we shall have delivered an officers’ certificate to the trustee certifying that such transaction or series of transactions complies with clause (1) above; and

(3) with respect to any transaction or series of related transactions involving aggregate value equal to or greater than $10.0 million, such transaction or series of related transactions shall have been approved by our Board of Directors (including a majority of our Disinterested Directors), or we shall have obtained a written opinion from an Independent Financial Advisor certifying that such transaction or series of related transactions is fair to us or our Restricted Subsidiary, as the case may be, from a financial point of view;

provided, however, that this covenant will not restrict

•
directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of our company or a Restricted Subsidiary entered into in the ordinary course of business and approved by our Board of Directors (including a majority of our Disinterested Directors) or the Compensation Committee thereof;

•	any transactions made in compliance with the “Limitation on Restricted Payments” covenant;

•
loans and advances to officers, directors and employees of our company or any Restricted Subsidiary in the ordinary course of business and approved by our Board of Directors (including a majority of our Disinterested Directors) or the Compensation Committee thereof;

•
transactions pursuant to or contemplated by any agreement as in effect as of the Issuance Date or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issuance Date;

•	guarantees of the subsidiary guarantors of Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Indebtedness”;

•
contracts pursuant to which our company or a wholly owned Restricted Subsidiary provides management services to an Affiliate in exchange for payments in cash or Cash Equivalents that are no less favorable to us or such wholly owned Restricted Subsidiary than those that could reasonably be obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an Affiliate of our company or such wholly owned Restricted Subsidiary;

•	any issuance or sale of our Qualified Equity Interests to Affiliates; or

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•
in the case of joint ventures in which we or any Restricted Subsidiary has an interest, so long as the other parties to the joint venture that are not our Affiliates own at least 50% of the Equity Interests of such joint venture, transactions between such joint venture and us or any Restricted Subsidiary.

Limitation on Liens.     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness on or with respect to any of our or any Restricted Subsidiary’s property or assets, including any shares of stock or Indebtedness of our company or any Restricted Subsidiary, whether owned on the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, other than Permitted Liens, unless:

•
in the case of any Lien securing Pari Passu Indebtedness, the notes or the note guarantees, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien; and

•
in the case of any Lien securing Subordinated Indebtedness, the notes or the note guarantees, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

Purchase of Notes upon a Change in Control.     If a Change in Control shall occur at any time, then each holder of notes will have the right to require that we purchase such holder’s notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase, pursuant to the Change in Control offer described below and the other procedures set forth in the indenture.

Within 30 days following any Change in Control, we shall notify the trustee thereof and give written notice of such Change in Control to each holder of notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, describing the transaction or transactions that constitute the Change in Control and stating, among other things:

•	the purchase price and purchase date, which shall be no earlier than 30 days nor more than 60 days from the date the notice is mailed, or such later date as required by law;

•	that any note not tendered will continue to accrue interest;

•	that, unless we default in the payment of the purchase price, any notes accepted for payment pursuant to the offer shall cease to accrue interest after the purchase date; and

•	certain procedures that a holder of notes must follow to accept the offer or to withdraw such acceptance.

On the purchase date, we will, to the extent lawful,

•	accept for payment all notes or portions thereof properly tendered pursuant to the offer,

•	deposit with the paying agent an amount equal to the purchase price in respect of all notes or portions thereof so tendered and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

The paying agent will promptly mail to each holder of notes so tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the Change in Control offer on or as soon as practicable after the purchase date. We shall not be required to make a Change in Control offer upon a Change in Control if a third party makes the offer in the manner, at the time and otherwise in compliance with the requirements applicable to a Change in Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change in Control Offer.

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The Change in Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change in Control, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Senior Credit Agreement prohibits, and other future credit agreements or other agreements relating to Senior Indebtedness to which we become a party may prohibit, us from purchasing any notes following a Change in Control and provide that certain Change in Control events constitute a default under the Senior Credit Agreement. If a Change in Control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain this consent or repay the borrowings, we will remain prohibited from purchasing notes. Our failure to purchase tendered notes following a Change in Control would constitute an Event of Default under the indenture which, in turn, likely would constitute a default under the Senior Credit Agreement. In such circumstance, the subordination provisions in the indenture would likely restrict payments to the holders of notes. See “—Ranking.”

One of the events which constitutes a Change in Control under the indenture is the disposition of “all or substantially all” of our assets. This term has not been interpreted under New York law, which governs the indenture, to represent a specific quantitative test. As a consequence, if holders of the notes elect to require us to purchase the notes and we elect to contest such election, we do not know how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require us to purchase such holder’s notes upon a Change in Control may deter a third party from acquiring us in a transaction that constitutes a Change in Control.

We will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and resolutions in connection with a Change in Control offer.

Limitation on Sale of Assets.     We will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:

•	the consideration received by us or such Restricted Subsidiary at the time of such Asset Sale is not less than the Fair Market Value of the assets sold or disposed of; and

•	at least 75% of such consideration consists of cash, Cash Equivalents and/or Replacement Assets.

For purposes of this provision, the following will be deemed to be cash: (A) Indebtedness (other than Subordinated Indebtedness) of our company or a Restricted Subsidiary assumed by the transferee in such Asset Sale and from which we and the Restricted Subsidiaries are fully released and (B) notes, securities or other similar obligations received by us or any Restricted Subsidiary from such transferee that are converted, sold or exchanged within 180 days of the related Asset Sale by us or the Restricted Subsidiaries into cash in an amount equal to the cash proceeds realized upon such conversion, sale or exchange.

If our company or any Restricted Subsidiary engages in an Asset Sale, we or one of our Restricted Subsidiaries may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to:

(1) permanently repay or prepay any then outstanding Senior Indebtedness of our company or any Restricted Subsidiary (and if such Senior Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); or

(2) invest (or enter into a legally binding agreement to invest) in Replacement Assets.

Pending the final application of any such Net Cash Proceeds, we may temporarily reduce Senior Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then we may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (1) or (2) (without regard to the parenthetical contained in such clause (2) above). The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes “Excess Proceeds.”

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When the aggregate amount of Excess Proceeds exceeds $15.0 million, we shall, within 30 business days, make an offer to purchase from all holders of notes, on a pro rata basis, in accordance with the procedures set forth in the indenture, the maximum principal amount (expressed as an integral multiple of $1,000) of notes that may be purchased with the Excess Proceeds. The offer price as to each note shall be payable in cash in an amount equal to 100% of the principal amount of such note plus accrued interest, if any, to the date such offer is consummated. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds offer is less than the Excess Proceeds, we may use the deficiency for general corporate purposes not otherwise prohibited by the indenture. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, we will purchase notes on a pro rata basis. Notwithstanding the foregoing, if we must commence an Excess Proceeds offer at any time when the terms of any Pari Passu Indebtedness provide that a similar offer must be made with respect to such Pari Passu Indebtedness, then the Excess Proceeds offer for the notes shall be made concurrently with such other offer and we will purchase notes and such other securities on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Upon completion of such Excess Proceeds offer, the amount of Excess Proceeds shall be reset to zero (regardless of the amount of notes actually purchased in the offer).

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.     We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to, any of our Indebtedness other than Permitted Indebtedness pursuant to clause (1) of the definition of “Permitted Indebtedness” unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee of the notes on the same terms as the guarantee of such Indebtedness, except that if such Indebtedness is unsubordinated such Restricted Subsidiary’s note guarantee with respect to such Indebtedness may be subordinated to that Restricted Subsidiary’s guarantee of such Indebtedness to the same extent as the notes are subordinated to such Indebtedness and if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s note guarantee at least to the same extent as the notes are subordinated to our Senior Indebtedness under the indenture; and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any of our other Subsidiaries as a result of any payment by such Restricted Subsidiary under its note guarantee.

Notwithstanding the foregoing, any note guarantee by a Restricted Subsidiary shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged:

•
upon any sale, exchange or transfer to any person not an Affiliate of our company of all Equity Interests owned by our company or any Restricted Subsidiary in, or all or substantially all of the assets of such Restricted Subsidiary (including by way of merger or consolidation) if the transaction complies with the terms of the indenture;

•	upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture;

•	upon the legal defeasance of the notes as described under “—Defeasance or Covenant Defeasance of Indenture”;

•	in connection with the merger or dissolution of a subsidiary guarantor into us or another subsidiary guarantor; or

•
upon the release by the holders of our Indebtedness described above of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee), at such time as (A) no other Pari Passu Indebtedness or Subordinated Indebtedness of our company has been secured or guaranteed

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by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Pari Passu Indebtedness and Subordinated Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee).

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.     We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

•	pay dividends, in cash or otherwise, or make any other distributions on its Equity Interests;

•	pay any Indebtedness owed to us or any other Restricted Subsidiary;

•	make loans or advances to us or any other Restricted Subsidiary; or

•	transfer any of its properties or assets to us or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which our company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject;

(3) any agreement or other instrument of a person acquired by us or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the indenture;

(4) encumbrances and restrictions in any agreement or instrument in effect on the Issuance Date, including, without limitation, pursuant to the Senior Credit Agreement and its related documentation, the notes, the indenture and the note guarantees;

(5) any encumbrance or restriction contained in contracts for sales of assets permitted by the “Limitation on Sales of Assets” covenant with respect to the assets to be sold pursuant to such contract;

(6) in the fourth bullet above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in the fourth bullet of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the “Limitation on Liens” covenant that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) any agreement or instrument governing Indebtedness incurred by foreign Restricted Subsidiaries pursuant to clause (12) of the definition of “Permitted Indebtedness”; or

(12) any encumbrance or restriction existing under any agreement or instrument that extends, renews, refinances or replaces the agreements or instrument containing the encumbrances or restrictions in the foregoing clauses (3) and (4); provided that the terms and conditions of any such encumbrances or

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restrictions are not materially more restrictive, taken as a whole, than those under or pursuant to the agreement or instrument so extended, renewed, refinanced or replaced.

Limitation on Other Senior Subordinated Indebtedness.     We will not, and will not permit or cause any subsidiary guarantor, to, incur, create, assume, guarantee or otherwise become liable for any Indebtedness, other than the notes or the note guarantee of such subsidiary guarantor, that is subordinate or junior in right of payment to any Indebtedness of our company or such subsidiary guarantor, as the case may be, unless such Indebtedness also ranks equally with the notes or the note guarantee of such subsidiary guarantor, as the case may be, or subordinated in right of payment to the notes or such note guarantee, as the case may be, at least to the same extent as the notes or such note guarantee are subordinated in right of payment to our Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness of such subsidiary guarantor, as the case may be, as set forth in the indenture.

Limitation on Unrestricted Subsidiaries.     We may designate after the Issuance Date any Subsidiary as an Unrestricted Subsidiary under the indenture only if:

(1) no Default exists at the time of or after giving effect to such designation;

(2) we would be permitted to make an Investment (other than a Permitted Investment) at the time of such designation pursuant to the first paragraph of the “Limitation on Restricted Payments” covenant of an amount equal to the Fair Market Value of our interest in such Subsidiary;

(3) such Unrestricted Subsidiary does not own any Equity Interests in any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary;

(4) no default with respect to any Indebtedness of such Unrestricted Subsidiary (other than a note guarantee, if any) would permit (upon notice, lapse or otherwise) any holder of any other Indebtedness of our company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment to be accelerated or payable prior to its Stated Maturity; and

(5) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with us or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of our company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

In the event of any such designation, we shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the “Limitation on Restricted Payments” covenant for all purposes of the indenture in an amount equal to the Fair Market Value of our interest in such Subsidiary.

The indenture will also provide that we shall not and shall not cause or permit any Restricted Subsidiary to at any time:

•	have any obligation to subscribe for additional Equity Interests or other equity interest in such Unrestricted Subsidiary;

•	have any obligation to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Unrestricted Subsidiary to achieve certain levels of operating results; or

•	be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

For purposes of the foregoing, the designation of a Subsidiary of our company as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

We may revoke any designation of a Subsidiary as an Unrestricted Subsidiary if:

(1) no Default would exist after giving effect to such revocation; and

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(2) all Liens and Indebtedness of such redesignated Subsidiary outstanding immediately following such revocation would, if incurred at the time of such revocation, have been permitted to be incurred for all purposes of the indenture.

All designations and revocations must be evidenced by a resolution of our Board of Directors delivered to the trustee certifying compliance with the foregoing provisions.

Reports.     For as long as the notes are outstanding, we will file on a timely basis with the SEC, to the extent such filings are accepted by the SEC and whether or not we have a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that we would be required to file pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to the Exchange Act. We will also (1) furnish the trustee copies of such reports and documents within 15 days after the date on which we file such reports and documents with the SEC or the date on which we would be required to file such reports and documents if we were so required, and (2) if filing such reports and documents with the SEC is not accepted by the SEC or is prohibited under the Exchange Act, furnish the trustee, and mail to each holder and prospective holder of notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which we would have otherwise been required to file such reports and documents.

Consolidation, Merger and Sale of Assets

We will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any other person or persons or permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of our company and our Restricted Subsidiaries on a consolidated basis to any other person or persons, unless at the time and immediately after giving effect thereto:

(1) either:

(A) we will be the continuing corporation; or

(B) the person formed by or surviving such consolidation or merger or the person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of our company and our Restricted Subsidiaries on a consolidated basis:

•	will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; and

•
will expressly assume, by a supplemental indenture in form reasonably satisfactory to the trustee, our obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture and the registration rights agreement on our part to be performed or observed;

(2) at the time of and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default exists;

(3) at the time of and after giving effect to such transaction or series of transactions on a pro forma basis, we could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the covenant described under “—Certain Covenants—Limitation on Indebtedness”; and

(4) each subsidiary guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its note guarantee will apply to such person’s obligations under the indenture and the notes.

In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, we or the surviving entity shall have delivered to the trustee, in form and substance reasonably satisfactory to the trustee, an officer’s certificate and an opinion of counsel, each stating that such

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consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Notwithstanding the foregoing, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us or another Restricted Subsidiary and (2) we may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing our jurisdiction of organization to another state of the United States, provided that the surviving entity assumes, by supplemental indenture in form reasonably satisfactory to the trustee, our obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture and the registration rights agreement on our part to be performed or observed.

Each subsidiary guarantor, if any (other than any Subsidiary whose note guarantee is being released pursuant to the provisions under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” as a result of such transaction), will not, and we will not permit a subsidiary guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than us or any subsidiary guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any entity (other than us or any subsidiary guarantor) unless:

(1) either:

(A) such subsidiary guarantor shall be the continuing corporation or partnership; or

(B) the person (if other than such subsidiary guarantor) formed by such consolidation or into which such subsidiary guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such subsidiary guarantor, as the case may be:

•	will be a corporation or partnership organized and validly existing under the laws of the United States, any state thereof or the District of Columbia; and

•
will expressly assume by an indenture supplemental to the indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such subsidiary guarantor under its note guarantee of the notes and the indenture;

(2) at the time of and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default exists; and

(3) such subsidiary guarantor shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the indenture.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of our company or any subsidiary guarantor in accordance with the immediately preceding paragraphs, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, our company or such subsidiary guarantor, as the case may be, under the indenture, the notes and/or the note guarantees. When a surviving entity assumes all our or a subsidiary guarantor’s obligations under the indenture, the notes or a note guarantee, as the case may be, we or the subsidiary guarantor will be released from those obligations; provided that, in the case of a transfer by lease, we or such subsidiary guarantor will not be released from the payment of principal and interest on the notes or the related note guarantee, as the case may be.

Events of Default

The following will be “Events of Default” under the indenture:

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(1) default in the payment of any interest on any note when it becomes due and payable and continuance of such default for a period of 30 days whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(2) default in the payment of the principal of, or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise) whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(3) default in the performance, or breach, of the provisions described in “—Consolidation, Merger and Sale of Assets,” the failure to make or consummate a Change in Control offer in accordance with the provisions under “—Certain Covenants—Purchase of Notes upon a Change in Control” or an Excess Proceeds offer in accordance with the provisions under “—Certain Covenants—Limitation on Sale of Assets”;

(4) default in the performance, or breach, of any covenant or warranty of our company or any subsidiary guarantor contained in the indenture or any note guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5) (A) the failure to pay when due (within 10 days after giving effect to any applicable grace period) any principal of or premium, if any, on Indebtedness of our company or any Restricted Subsidiary aggregating $10.0 million or more, and such default shall not have been cured or waived or (B) the acceleration of any Indebtedness of our company or any Restricted Subsidiary aggregating $10.0 million or more prior to the Stated Maturity thereof and such acceleration is not rescinded or such Indebtedness repaid within 10 days;

(6) one or more final, non-appealable judgments or orders shall be rendered against our company or any Restricted Subsidiary aggregating in excess of $10.0 million (net of any amounts to the extent that they are covered by insurance), which has not been discharged, fully bonded or stayed for a period of 60 consecutive days;

(7) any note guarantee of a Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary ceases to be in full force and effect or is declared null and void or any subsidiary guarantor which is a Material Subsidiary denies that it has any further liability under any note guarantee, or gives notice to such effect (in each case other than by reason of the termination of the indenture or the release of any such note guarantee in accordance with the indenture); or

(8) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any Material Subsidiary.

If an Event of Default (other than an Event of Default involving us as specified in clause (8) above) shall exist the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us, may, and the trustee, upon the written request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable; provided that for so long as the Senior Credit Agreement is in effect, such declaration shall not become effective until the earlier of (1) the declaration of an acceleration of Senior Indebtedness under the Senior Credit Agreement and (2) five business days after receipt by us and the representative under the Senior Credit Agreement of such declaration. If an Event of Default specified in clause (8) above occurs and is continuing, then all of the outstanding notes shall become immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal

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amount of the outstanding notes, by written notice to us and the trustee, may rescind such declaration and its consequences if:

(1) we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all outstanding notes;

•	all unpaid principal of and premium, if any, on any outstanding notes that has become due otherwise than by such acceleration and interest thereon at the rate borne by the notes;

•	to the extent lawful, interest upon overdue interest and overdue principal at the rate borne by the notes; and

•	all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

(2) all Events of Default, other than the payment defaults resulting from such acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

No individual holder of any of the notes may institute any proceeding with respect to the indenture or any remedy thereunder, unless:

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding;

•	the trustee has failed to do so within 60 days after receipt of such notice; and

•	the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes.

These limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note when due.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may waive any past defaults under the indenture, except a payment default or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

If a Default or an Event of Default exists and is known to the trustee, the trustee will mail to each holder of the notes notices of the Default or Event of Default within 10 days after the Default or Event of Default becomes known to the trustee. Except in the case of a payment default, the trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the notes.

Under the indenture, we must furnish to the trustee annual and quarterly statements as to the performance by our company and the subsidiary guarantors of their respective obligations under the indenture and as to any default in such performance. We also must notify the trustee within five business days of the occurrence of any Default or Event of Default.

Defeasance or Covenant Defeasance of Indenture

We may, at our option and at any time, elect to have the obligations of our company and the subsidiary guarantors in respect of the outstanding notes discharged (“defeasance”). Such defeasance means that we and the subsidiary guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and the note guarantees, respectively, and to have satisfied all other obligations of our company and any subsidiary guarantor under such notes and the indenture insofar as such notes are concerned, except for:

•	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

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•
our obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have the obligations of our company and any subsidiary guarantor released with respect to certain covenants set forth in the indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes (“covenant defeasance”). In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events described under “—Events of Default”) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either defeasance or covenant defeasance:

(1) we must irrevocably deposit or cause to be deposited with the trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, money in an amount, or non-callable U.S. Government Obligations which through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (8) of “—Events of Default” above is concerned, at any time during the period ending on the 91st day after the date of such deposit;

(3) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which our company or any subsidiary guarantor is a party or by which it is bound;

(4) in the case of defeasance, we shall have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the final offering memorandum, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(5) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(6) in the case of defeasance or covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness under the subordination provisions of the indenture and (B) after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) we shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes or any note guarantee over the other creditors or either our company or any subsidiary guarantor with the intent of hindering, delaying or defrauding creditors of either our company or any subsidiary guarantor; and

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(8) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the indenture) and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture when:

(1) either:

•
all notes theretofore authenticated and delivered (other than destroyed, lost or stolen notes which have been replaced or paid and notes for whose payment money has been deposited in trust with the trustee or any paying agent or segregated and held in trust by us and thereafter repaid to us or discharged from such trust as provided for in the indenture) have been delivered to the trustee for cancellation; or

•
all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, we or any subsidiary guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2) our company or any subsidiary guarantor has paid or caused to be paid all sums payable under the indenture by our company and all subsidiary guarantors; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendments and Waivers

We, the subsidiary guarantors and the trustee can modify or amend the indenture with the consent of the holders of a majority in aggregate outstanding principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof, or premium, if any, or the rate of interest thereon or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2) following the occurrence of a Change in Control, amend, change or modify our obligation to make and consummate a Change in Control Offer with respect to such Change in Control in the event of

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a Change in Control in accordance with the covenant described under “—Certain Covenants—Purchase of Notes Upon a Change in Control,” including amending, changing or modifying any definition relating thereto with respect to such Change in Control in any manner materially adverse to the holders of the notes affected thereby;

(3) reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture;

(4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby;

(5) release any note guarantee except in compliance with the terms of the indenture; or

(6) amend or modify any of the provisions of the indenture relating to any note guarantee in any manner adverse to the holders of the notes.

In addition, any amendment to the provisions of the indenture which relate to subordination will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of the notes in any material respect.

Notwithstanding the foregoing, without the consent of any holder of the notes, we, the subsidiary guarantors and the trustee may modify or amend the indenture:

(1) to evidence the succession of another person to our company, a subsidiary guarantor or any other obligor on the notes, and the assumption by any such successor of the covenants of our company or such obligor or subsidiary guarantor in the indenture and in the notes and in any note guarantee in accordance with “—Consolidation, Merger and Sale of Assets”;

(2) to add to the covenants of our company, any subsidiary guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon our company or any other obligor upon the notes, as applicable, in the indenture, in the notes or in any note guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in the indenture, the notes or any note guarantee which may be defective or inconsistent with any other provision in the indenture, the note or any note guarantee or make any other change to the indenture, the notes or the note guarantees that does not adversely affect the interests of the holders of the notes in any material respect;

(4) to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(5) to add a subsidiary guarantor under the indenture;

(6) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

(7) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of the notes as security for our payment and performance and any subsidiary guarantor’s obligations under the indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security is required to be granted to the trustee pursuant to the indenture or otherwise.

The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

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The Trustee

Regions Bank is the trustee under the indenture. We have also appointed the trustee as the initial registrar and paying agent under the indenture. We may maintain depository and other normal banking relationships with the trustee or any of its affiliates.

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only the duties specifically set forth in the indenture. If an Event of Default exists, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of our company or any subsidiary guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Book Entry; Delivery and Form

The new notes will be initially issued in the form of one or more global securities registered in the name of DTC or in the name of its nominee.

Upon the issuance of a global security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) or by the participants (with respect to the owners of beneficial interests in the global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and interest on notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by the global security for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of the global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated notes only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

•	we in our discretion at any time determine not to have all the notes represented by the global security, or

•	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by the global security.

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Any global security that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding the global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. If a global security becomes exchangeable for certificated notes,

•	certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000,

•
payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency that we maintain for such purposes, and

•	no service charge will be made for any registration of transfer or exchange of the certificated notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the transfer or exchange.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of the global security, DTC or the successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form, and will not be considered to be the owners or holders of any notes under the global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if that person is not a participant, on the procedures of the participant through which they own their interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take the action, and the participants would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations, and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform those procedures, and the procedures may be discontinued at any time. None of us, the subsidiary guarantors or the trustee have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

Governing Law

The indenture, the notes and the note guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

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Certain Definitions

“Acquired Indebtedness” means Indebtedness of a person (1) existing at the time such person becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or (2) assumed in connection with the acquisition of assets from such person, in each case, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or such acquisition, as the case may be. Notwithstanding the foregoing, Acquired Indebtedness shall not include Indebtedness of such other person that is extinguished, retired or repaid concurrently with such other person becoming a Restricted Subsidiary of or at the time it is consolidated with or merged into, such specified person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Restricted Subsidiary.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, issuance, conveyance, transfer, assignment, lease or other disposition (including, without limitation, by way or merger, consolidation or Sale and Leaseback Transaction) (collectively, a “transfer”), directly or indirectly, in one of a series of related transactions, of (a) any Equity Interests of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of our company or any Restricted Subsidiary, or (c) any other properties or assets of our company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties or assets:

(1) that is governed by the provisions of the indenture described under “—Consolidation, Merger and Sale of Assets”;

(2) by us to any Restricted Subsidiary, or by any Restricted Subsidiary to us or any Restricted Subsidiary in accordance with the terms of the indenture;

(3) that are obsolete, damaged, worn out or otherwise unsuitable for use in connection with the business of our company or our Subsidiaries in the ordinary course of business;

(4) constituting a Restricted Payment that is permitted to be made, and is made, in compliance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

(7) in any transaction or a series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(8) any sale or disposition deemed to occur in connection with creating or granting any Liens pursuant to the covenant described under “—Certain Covenants—Limitation on Liens”; or

(9) the lease, assignment or sublease of any real or personal property in the ordinary course of business.

“Attributable Debt” of any person in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

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“Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of:

•
the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and

•	the amount of each such principal payment; by

(2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to the bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means, with respect to any person, the board of directors of such person or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

“Capitalized Lease Obligations” means, with respect to any person, any obligation of such person and its Restricted Subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(3) commercial paper with a maturity of one year or less issued by a corporation that is not our Affiliate and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody’s or any successor rating agency;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above;

(5) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured;

(6) repurchase obligations with a term of not more than seven days entered into with any bank meeting the qualifications specified in clause (5) above; or

(7) investments in funds investing solely in investments of the types described in clauses (1) through (6) above.

Change in Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total outstanding Voting Stock;

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(2) we consolidate with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which our outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction:

•
where our outstanding Voting Stock is not converted or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Equity Interests) of the surviving or transferee corporation and/or (B) cash, securities and other property (other than Equity Interests of the surviving or transferee corporation) in an amount that could be paid by us as a Restricted Payment as described under, or is otherwise not prohibited by, the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; and

•
immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation;

(3) during any consecutive two-year period, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election to our Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office; or

(4) we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Consolidation, Merger and Sale of Assets.”

“Consolidated Adjusted Net Income” means, for any period, the consolidated net income (or loss) of our company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (to the extent included in calculating net income (or loss)), without duplication:

(1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales other than in the ordinary course of business;

(3) the portion of net income (or loss) of any person (other than our company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which our company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to us or any Restricted Subsidiary in cash (or which are converted to cash) during such period;

(4) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, except to the extent of the amount of dividends or other distributions actually paid to us or any Restricted Subsidiary in cash (or which are converted to cash); and

(5) for purposes of calculating Consolidated Adjusted Net Income under the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually paid to us or another Restricted Subsidiary during such period;

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plus, for purposes of the use of this term in the “Limitation on Restricted Payments” covenant, any non-cash write down of our carrying value of our investment in MedUnite in an amount not to exceed our carrying value of our investment in MedUnite as of the Issuance Date.

“Consolidated Fixed Charge Coverage Ratio” of our company means, for any period, the ratio of (1) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income, in each case, for such period to (2) the sum of:

•	Consolidated Interest Expense; and

•
cash and non-cash dividends due (whether or not declared) on Preferred Stock of our company or any Restricted Subsidiary (other than any such dividends due to our company or any Restricted Subsidiary), in each case for such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of our company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1) the interest expense of our company and our Restricted Subsidiaries for such period, including, without limitation:

•	amortization of debt discount;

•	the net cost (benefit) of Interest Rate Agreements and Currency Agreements (including amortization of discounts);

•	the interest portion of any deferred payment obligation, including Attributable Debt;

•	commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and similar transactions; and

•	amortization of debt issuance costs; plus

(2) the interest component of Capitalized Lease Obligations of our company and our Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period; plus

(3) the interest of our company and our Restricted Subsidiaries that was capitalized during such period; plus

(4) interest on Indebtedness of another person that is guaranteed by our company or any Restricted Subsidiary or secured by a Lien on assets of us or a Restricted Subsidiary, to the extent such interest is actually paid by us or such Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP;

provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided further that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses and charges of our company and any Restricted Subsidiary for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

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“Currency Agreements” means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by us or any of our Restricted Subsidiaries designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

“Current Assets” means, for our company and our Restricted Subsidiaries, all assets that would, in accordance with GAAP, be classified as current assets, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” means, for our company and our Restricted Subsidiaries.

(1) all Indebtedness of our company and our Restricted Subsidiaries that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of our company or any of our Restricted Subsidiaries, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date); and

(2) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of our company and our Restricted Subsidiaries.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction of series of transactions.

“Equity Interest” of any person means:

(1) any and all shares, interests, participations, rights in or other equivalents (however designated) of such person’s capital stock, other equity interests whether now outstanding or issued after the date of the indenture, partnership interests (whether general or limited), any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person; and

(2) any warrants, options or other rights (other than debt securities exchangeable for or convertible into any such Equity Interests referred to in clause (1)) exchangeable for or convertible into such Equity Interests referred to in clause (1).

“Equity Offering” means an offering of our Equity Interests (which are Qualified Equity Interests) (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of our company).

“Excess Cash Flow” means, for any period,

(1) the sum of:

•	Consolidated Adjusted Net Income (or loss) of our company and our Restricted Subsidiaries for such period; plus

•	to the extent deducted in arriving at such Consolidated Adjusted Net Income (or loss), the aggregate amount of all Consolidated Non-Cash Charges; plus

•	if there was a net increase in Current Liabilities of our company and our Restricted Subsidiaries during such period, the amount of such net increase; plus

•	if there was a net decrease in Current Assets (excluding cash and Cash Equivalents) of our company and our Restricted Subsidiaries during such period, the amount of such net decrease; less

(2) the sum of:

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•	to the extent included in arriving at such Consolidated Adjusted Net Income (or loss), the aggregate amount of all non-cash credits; plus

•	if there was a net decrease in Current Liabilities of our company and our Restricted Subsidiaries during such period, the amount of such net decrease; plus

•	if there was a net increase in Current Assets (excluding cash and Cash Equivalents) of our company and our Restricted Subsidiaries during such period, the amount of such net increase; plus

•
the aggregate amount of capital expenditures made by our company and our Restricted Subsidiaries in the ordinary course of business (excluding normal replacements and maintenance which are properly charged to current operations).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Unless otherwise indicated, Fair Market Value shall be determined in good faith by our Board of Directors.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect from time to time.

“guarantee” means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn by letters of credit.

“Indebtedness” means, with respect to any person, without duplication:

(1) all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

(2) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

(3) indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(4) all Capitalized Lease Obligations of such person;

(5) all obligations of such person under or in respect of Interest Rate Agreements or Currency Agreements;

(6) all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends declared by other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

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(7) all guarantees by such person of Indebtedness referred to in this definition or of any other person;

(8) all Redeemable Equity Interests of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(9) all Attributable Debt of such person.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Equity Interests which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Equity Interests as if such Redeemable Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Equity Interests, such Fair Market Value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Equity Interests.

“Independent Financial Advisor” means a reputable accounting, appraisal or investment banking firm that, in the good faith judgment of our Board of Directors, is qualified to perform the task for which such firm has been engaged and is independent with respect to us.

“Interest Rate Agreements” means (1) any interest rate protection agreements, other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and (2) any other agreements or arrangements designed to protect against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such person of any Equity Interests, bonds, notes, debentures or other securities or evidences of Indebtedness issued and owned by, any other person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on our or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Issuance Date” means the date on which the notes are originally issued under the indenture.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment for security, claim, or preference of priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement having substantially the same economic effect as the foregoing.

“Material Subsidiary” of a person means any Restricted Subsidiary that would be a significant subsidiary of such person, as defined in rule 1-02 of Regulation S-X under the Securities Act or any successor provision.

“Maturity” means, with respect to any note, the date on which any principal of such note becomes due and payable provided in such note or in the indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or repurchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to us or any Restricted Subsidiary), net of:

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(1) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment banks, recording fees, transfer fees and appraiser fees) related to such Asset Sale;

(2) provisions for all taxes payable as a result of such Asset Sale;

(3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale or where such Indebtedness must by its terms, or as required by applicable law, be repaid out of the proceeds of such Asset Sale;

(4) amounts required to be paid to any person (other than us or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale;

(5) all distributions and other payments required to be made to non-majority interest holders in Subsidiaries as a result of such Asset Sale; and

(6) appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by us or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the trustee.

“note guarantee” means any guarantee of our obligations under the indenture and the notes by any Restricted Subsidiary in accordance with the provisions of the indenture.

“Pari Passu Indebtedness” means (a) with respect to the notes, Indebtedness that ranks pari passu in right of payment to the notes and (b) with respect to any note guarantee, Indebtedness that ranks pari passu in right of payment to such note guarantee.

“Permitted Indebtedness” means any of the following:

(1) Indebtedness of our company under the Senior Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $225.0 million plus Indebtedness of any Restricted Subsidiary under a guarantee of such Indebtedness under the Senior Credit Agreement;

(2) Indebtedness of our company pursuant to the notes (other than additional notes) or the exchange notes or of any subsidiary guarantor pursuant to a note guarantee;

(3) Indebtedness (other than Indebtedness referred to in clauses (1) and (2) of this definition) of our company or any Restricted Subsidiary outstanding on the date of the indenture;

(4) Indebtedness of our company owing to any Restricted Subsidiary; provided that any Indebtedness of our company owing to a Restricted Subsidiary that is not a subsidiary guarantor is unsecured and is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of our obligations under the notes; provided further that a disposition or transfer of any such Indebtedness to a person (other than a disposition or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by us not permitted by this clause (4);

(5) Indebtedness of a Restricted Subsidiary owing to us or to another Restricted Subsidiary; provided that any disposition or transfer or any such Indebtedness to a person (other than a disposition or transfer to us or a wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (5);

(6) guarantees of any Restricted Subsidiary made in accordance with the provisions under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(7) the incurrence of obligations entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect us or any Restricted Subsidiary against or manage exposure to fluctuations in interest rates, and Currency Agreements;

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(8) Indebtedness of our company or any Restricted Subsidiary in respect of Capitalized Lease Obligations and/or Purchase Money Obligations in an aggregate amount not to exceed $15.0 million at any one time outstanding;

(9) Indebtedness of our company or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, Equity Interests of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such assets or Equity Interests of such Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum allowable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries;

(10) Indebtedness of our company or any Restricted Subsidiary represented by (a) letters of credit for the account of our company or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

(11) Indebtedness of our company or one of our Restricted Subsidiaries to the extent the net proceeds thereof are concurrently deposited to defease all outstanding notes as described under the caption “—Defeasance or Covenant Defeasance of Indenture”;

(12) Indebtedness of our foreign Restricted Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed $30.0 million;

(13) any renewals, extensions, substitutions, refinancing or replacements (each, for purposes of this clause, a “refinancing”) of any Indebtedness incurred pursuant to the first paragraph under “—Certain Covenants—Limitation on Indebtedness” or referred to in clause (2) or (3) of this definition, including any successive refinancings, so long as:

(A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing plus expenses incurred in connection therewith;

(B) in the case of any refinancing by us of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the notes at least to the same extent as the Indebtedness being refinanced;

(C) such new Indebtedness has an Average Life no shorter than the Average Life of the Indebtedness being refinanced and final Stated Maturity of principal no earlier than the final Stated Maturity of principal of the Indebtedness being refinanced; and

(D) Indebtedness of our company may only be refinanced with Indebtedness of our company; and

(14) Indebtedness of our company and of the subsidiary guarantors not otherwise permitted by the foregoing clauses (1) through (13) in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

We are not prohibited under the covenant described under “—Certain Covenants—Limitation on Liens” to create or incur any Liens securing any Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Indebtedness.”

“Permitted Investments” means any of the following:

(1) Investments in Cash Equivalents;

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(2) Investments in our company or any Restricted Subsidiary;

(3) intercompany Indebtedness to the extent permitted under clause (4) or (5) of the definition of “Permitted Indebtedness”;

(4) Investments by us or any Restricted Subsidiary in another person, if as a result of such Investment (A) such other person becomes a Restricted Subsidiary or (B) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, us or a Restricted Subsidiary;

(5) bonds, notes, debentures and other securities received as consideration for Asset Sales to the extent permitted under “—Certain Covenants—Limitation on Sale of Assets”;

(6) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(7) Interest Rate Agreements and Currency Agreements permitted under “—Certain Covenants—Limitation on Indebtedness”;

(8) Investments existing on the Issuance Date;

(9) any Investment to the extent that the consideration therefor is Qualified Equity Interests;

(10) Investments constituting loans, advances or extensions of credit to employees, officers and directors made in the ordinary course of business and otherwise in compliance with the indenture;

(11) Investments made as a result of the receipt of non-cash consideration in an Asset Sale permitted under the covenant described under “—Certain Covenants—Limitation on Sale of Assets”; or

(12) Investments not described in clauses (1) through (11) of this definition in an aggregate amount not to exceed $25.0 million at any one time outstanding.

“Permitted Liens” means:

(1) Liens existing on the Issuance Date;

(2) Liens now or hereafter securing any Interest Rate Agreements of our company or any Restricted Subsidiary;

(3) Liens securing any Indebtedness incurred under clause (13) of the definition of “Permitted Indebtedness,” the proceeds of which are used to refinance Indebtedness of our company or any Restricted Subsidiary; provided that such Liens extend to or cover only the assets currently securing the Indebtedness being refinanced;

(4) Liens securing Acquired Indebtedness incurred by us and any Restricted Subsidiary and permitted under “—Certain Covenants—Limitation on Indebtedness”; provided that such Liens attach solely to the assets acquired and the Acquired Indebtedness was not incurred in connection with an acquisition of assets from a person;

(5) Liens securing Indebtedness owing to us or a Restricted Subsidiary;

(6) Liens securing Purchase Money Obligations incurred in accordance with the indenture;

(7) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which our company or our Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(8) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserved or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(9) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance

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of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations;

(10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(11) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of our company or any of our Restricted Subsidiaries; or

(12) any interest or title of a lessor in assets or property subject to Capitalized Lease Obligations or any operating lease of our company or any Restricted Subsidiary.

“person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, a government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any person, any Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over the Equity Interests of any other class in such person.

“Purchase Money Obligations” means any Indebtedness of our company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of any property (real or personal), plant or equipment used in the business of our company or such Restricted Subsidiaries (including Indebtedness incurred within 90 days following such purchase, construction or improvement), including Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed by us or a Restricted Subsidiary in connection with the acquisition of assets from such person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

“Qualified Equity Interests” of any person means any and all Equity Interests of such person other than Redeemable Equity Interests.

“Redeemable Equity Interests” means any class of Equity Interests that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date (other than upon our change of control in circumstances where the holders of the notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

“Replacement Assets” means properties or assets to replace the properties or assets that were the subject of an Asset Sale or in properties and assets that will be used in businesses of our company or our Restricted Subsidiaries, as the case may be, existing at the time such assets are sold or in Equity Interests of a person, the principal portion of whose assets consist of such property or assets (provided that our company or such Restricted Subsidiary shall acquire at least the same percentage of equity and voting interest in such person as our company or such Restricted Subsidiary held with respect to the assets disposed of in such Asset Sale).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc. and its successors.

“Sale and Leaseback Transaction” of any person means any transaction or series of related transactions pursuant to which such person sells or transfers any property or assets in connection with the leasing of such property or asset to the seller or transferor.

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“Senior Credit Agreement” means the credit agreement dated the Issuance Date among us, the lenders party thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston, as joint-lead arrangers, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent, and Credit Suisse First Boston, as syndication agent, and LaSalle Bank, N.A., as letter of credit issuer, and other lenders named therein, together with the related documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantees, notes and security documents), in each case as such agreements may be amended, amended and restated, renewed, extended, substituted, refinanced (including increasing the amount available for borrowing thereunder and including refinancings with the same or different lenders or agents), restructured, replaced, supplemented, waived, deferred or otherwise modified in whole or in part from time to time, including, without limitation, any agreement extending the maturity of, or increasing the commitments to extend, Indebtedness or any commitment to extend such Indebtedness, and any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

“Subordinated Indebtedness” means Indebtedness of our company or a subsidiary guarantor that is expressly subordinated in right of payment to the notes or the note guarantee of such subsidiary guarantor, as the case may be.

“subsidiary” of a person means:

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such person or by one or more other Subsidiaries of such person, or by such person and one or more other Subsidiaries thereof; or

(2) any other person in which such person, or one or more other Subsidiaries of such person, or such person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“subsidiary guarantor” means any Restricted Subsidiary that executes or is required after the date of the indenture to execute a note guarantee as described under “—Guarantees” or pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” and its successors and assigns.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of our company that at the time of determination shall be an Unrestricted Subsidiary (as designated by our Board of Directors, as provided under “—Certain Covenants—Limitation on Unrestricted Subsidiaries”); and

(2) any Subsidiary of any Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt;

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provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” of any person means any class or classes of Equity Interests of such person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have voting power by reason of the happening of any contingency).

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EXCHANGE OFFER; REGISTRATION RIGHTS

As part of the sale of the old notes to the initial purchasers, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement on the Issuance Date. Pursuant to this agreement, we and the subsidiary guarantors agreed, for the benefit of the holders of the notes, that we and the subsidiary guarantors would, at our expense:

(1) file an exchange offer registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to an offer to exchange the old notes for new notes having substantially identical terms in all material respects to the old notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 120 calendar days after the Issuance Date;

(2) use our and the subsidiary guarantors’ reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the SEC under the Securities Act within 250 calendar days after the Issuance Date; and

(3) use our and the subsidiary guarantors’ reasonable best efforts to consummate the exchange offer within 280 calendar days after the Issuance Date.

We and the subsidiary guarantors will keep the exchange offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the old notes. For each old note surrendered to us pursuant to the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on such old note, from the original issue date of such old note.

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes will generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of old notes, as set forth below). However, any purchaser of old notes who is an “affiliate” of our company or any subsidiary guarantor or who intends to participate in the exchange offer for the purpose of distributing the new notes:

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its old notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, in connection with any resales of new notes, any broker-dealer (a “Participating Broker-Dealer”) which acquired the old notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. We and the subsidiary guarantors have agreed to make this prospectus available for a period of up to 180 days after expiration of the exchange offer a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of new notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations thereunder).

In the event that:

(1) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

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(2) for any other reason the exchange offer is not consummated within 180 days after the Issuance Date;

(3) under certain circumstances, if the initial purchasers shall so request; or

(4) any holder of old notes, other than the initial purchasers, is not eligible to participate in the exchange offer;

we and the subsidiary guarantors will, at our expense, (a) as promptly as practicable, file with the SEC a shelf registration statement (the “Shelf Registration Statement”) covering resales of the old notes, (b) use our and the subsidiary guarantors’ reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 270 days after the Issuance Date and (c) use our and the subsidiary guarantors’ reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issuance Date or such shorter period ending when all old notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement or when the old notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. We and the subsidiary guarantors will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the old notes named in the Shelf Registration Statement or any prospectus supplement copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder of old notes that sells its old notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the old notes will be required to deliver to us information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the Shelf Registration Statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

In the event that

(3) the exchange offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 280th calendar day following the Issue Date; or

(4) the Exchange Offer Registration Statement or the Shelf Registration Statement ceases to be effective or usable within the periods set forth in the registration rights agreement and is not declared effective again within 30 days;

the interest rate borne by the old notes shall be increased by one-quarter of 1% per annum following such 120-day period in the case of clause (1) above, or following such 30-day period in the case of clause (2) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed 1%. Upon (1) the consummation of the exchange offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 280-day period described in clause (1) above, or the cure of any period, as the case may be, in the case of clause (2) above, the interest rate borne by the old notes from the date of such effectiveness, consummation or cure as the case may be, will be reduced to the original interest rate if we are otherwise in compliance with this paragraph; provided, however, that if, after any such reduction in interest rate, a different event specified in clause (1) or (2) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

The summary set forth above of the material provisions of the registration rights agreement does not purport to be complete. You should read the registration rights agreement in its entirety for provisions that may be important to you. The registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus.

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UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the exchange of old notes for new notes, as well as the ownership and disposition of the new notes. Unless otherwise stated under the heading “Non-U.S. holders,” below, this summary deals only with notes held as capital assets by U.S. holders, as defined below. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currency or tax-exempt investors. This summary also does not address the tax consequences to U.S. holders that have a functional currency other than the U.S. dollar, partnerships or other entities treated as partnerships that hold notes, persons that hold notes as part of a straddle, hedging, constructive sale or conversion transaction, or shareholders, partners or beneficiaries of a holder of notes. It also does not include any description of any tax consequences under the tax laws of any state or local government or of any foreign government that may be applicable to the notes. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code, Treasury regulations under the Code, which we refer to in this prospectus as the Treasury Regulations, and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

As used in this section, the term “U.S. holder” means any beneficial owner of notes that is, for United States federal income tax purposes,

•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

As used in this discussion, the term Non-U.S. holder means a beneficial owner of notes that is not a U.S. holder.

You should consult your own tax advisor to determine the effect of federal, state, local and foreign income tax laws with respect to the exchange of old notes for new notes and the continuing investment in the notes.

Tax Consequences of the Exchange Offer

Under current law, the exchange of old notes for new notes pursuant to this exchange offer will not be treated as an “exchange” for federal income tax purposes. Accordingly,

•	holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offer,

•	the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor, and

•	the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.

We are obligated to pay additional interest on the notes under certain circumstances described under Exchange Offer; Registration Rights.” Although the matter is not free from doubt, such additional interest should be taxable as interest under the rules described below in the event that additional interest is paid. It is possible, however, that the Internal Revenue Service, or the IRS, may take a different position with respect to the treatment of such additional interest. Holders should consult their own tax advisors about payments of such additional interest.

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U.S. holders

Interest Income.     Stated interest on a new note will be includible in a U.S. holder’s gross income as ordinary interest income at the time it is accrued or received in accordance with the U.S. holder’s method of accounting for United States federal income tax purposes.

Market Discount.     A U.S. holder who purchases a note for an amount that is less than its stated principal amount will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of any accrued market discount not previously included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the note, unless the U.S. holder makes an election to accrue market discount on a constant yield basis. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date of the note or certain earlier dispositions.

A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions, will not apply. Generally, currently included market discount is treated as ordinary interest income for federal income tax purposes. An election to include market discount as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

Amortizable Bond Premium.     In general, a U.S. holder acquires a debt instrument with “amortizable bond premium” if the U.S. holder’s basis in the debt instrument immediately after its acquisition (generally, the holder’s acquisition cost) exceeds the sum of all amounts payable on the debt instrument after the acquisition date (other than stated interest). A special rule applies to determine the amounts that are payable on debt instruments (such as the notes) that may be redeemed at the issuer’s option prior to maturity. Under this special rule, the issuer will be deemed to exercise a call option or combination of call options in the manner that maximizes the holder’s yield on the debt instrument. The result of this special rule is that smaller amounts of premium will be allocable to the period prior to the date on which the debt instrument may be redeemed. If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder’s “adjusted acquisition price,” which is an amount equal to the U.S. holder’s adjusted tax basis in the debt instrument, less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than stated interest payments). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.

In general, a U.S. holder amortizes bond premium under Section 171 of the Code by offsetting the stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to applicable Treasury Regulations. If the bond premium allocable to an accrual period exceeds the stated interest allocable to such period, the excess is treated by the holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period. In order to amortize bond premium under these rules, a U.S. holder must make an affirmative election in the manner prescribed by applicable Treasury Regulations. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the Internal Revenue Service.

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Constant Yield Election.     In lieu of applying the rules described above, U.S. holders may make a “constant yield election” under Treasury Regulation section 1.1272-3 with respect to their notes. Generally, if this election were to be made with respect to a note, all stated interest and market discount, as adjusted by any acquisition premium, would be treated by the electing U.S. holder as if it were original issue discount and would be included in the holder’s gross income as it accrues on a constant yield basis, regardless of the holder’s regular method of tax accounting. In determining the note’s yield for this purpose, the adverse presumption under the amortizable bond premium rules (pursuant to which an issuer’s call right is deemed to be exercised if it maximizes the holder’s yield) would not apply. A constant yield election applies only to the note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service. A U.S. holder considering this election should consult a tax advisor.

Sale, Exchange or Retirement of New Notes.     Upon sale, exchange (other than an exchange of old notes for new notes pursuant to this exchange offer), or retirement of a new note, a U.S. holder generally will recognize gain or loss equal to the difference between the U.S. holder’s adjusted tax basis in the new note and the amount realized on the sale, exchange, or retirement (less any accrued but previously unpaid interest, which would be treated as a payment of previously accrued interest on the new notes). A U.S. holder’s adjusted tax basis in a new note will generally equal the holder’s acquisition cost for such new note, increased by the amount of market discount previously included in income by such holder with respect to such new note and reduced by any principal payments received, and any amortizable bond premium deducted, by the U.S. holder. Subject to the market discount rules discussed above, gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, or retirement, the new note was held for more than one year. Under current law, net capital gains of non-corporate taxpayers, under certain circumstances, are taxed at lower rates than items of ordinary income. The deduction of capital losses is subject to certain limitations.

Non-U.S. holders

Interest Income.     Generally, interest income of a Non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. However, interest income earned on the new notes by a Non-U.S. holder may qualify for the “portfolio interest” exemption and therefore not be subject to United States federal income tax or withholding tax, if such interest income is not effectively connected with a United States trade or business of the Non-U.S. holder and if:

•	the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	the Non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership,

•
the Non-U.S. holder certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address or otherwise satisfies applicable identification requirements, and

•	neither we nor our paying agent knows or has reason to know that the conditions of the exemption are, in fact, not satisfied.

In the case of new notes held by partnerships, the certification described above must be provided by the partners, rather than by the partnerships and the partnership must provide certain information, including a U.S. taxpayer identification number. A look through rule applies in the case of tiered partnerships.

Unless an applicable treaty otherwise provides, a Non-U.S. holder generally will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-U.S. holder and, in the case of a Non-U.S. holder that is eligible for benefits of an income tax treaty with the United States, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States. Such effectively connected interest received or accrued by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate or, if applicable, a lower tax rate specified by a treaty. Even though such effectively connected interest is subject to U.S. income tax and may be subject to the branch profits tax, it is

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not subject to U.S. withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or a suitable substitute form) to us or our paying agent and neither we nor our paying agent knows or has reason to know that the information on the form is incorrect.

Sale, Exchange, or Retirement of New Notes.     A Non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, or retirement of new notes unless

•	the gain is effectively connected with a United States trade or business of the Non-U.S. holder, or

•
in the case of a Non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a “tax home” in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States.

Certain U.S. Federal Estate Tax Considerations for Non-U.S. Holders.     A note held by an individual who is not a citizen or resident at the time of death will not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that the Non-U.S. holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and provided that, at the time of the Non-U.S. holder’s death, payments with respect to the note would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

Information Reporting and Backup Withholding Tax

In general, information reporting on IRS Form 1099 will apply to payments to a U.S. holder of principal, premium, if any, and interest on a new note and the proceeds of the sale of a new note. Backup withholding tax may apply to such payments to a non-corporate U.S. holder if that U.S. holder:

•	fails to furnish or certify its correct taxpayer identification number to us or our paying agent in the manner required,

•	is notified by the IRS that it has failed to report payments of interest or dividends properly,

•	or under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

Information reporting on IRS Form 1099 and backup withholding tax will not apply to payments of interest on new notes to a Non-U.S. holder if the certification or identification requirements described in “—Non-U.S. holders—Interest Income” are satisfied by the holder, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax. Where a payment of interest on a note can be reliably associated with certain documentation provided by a Non-U.S. holder, information reporting to the Internal Revenue Service on Form 1042-S generally will apply to such payment. Information reporting with respect to interest paid to a Non-U.S. holder generally does not apply, however, if the Non-U.S. holder holds its notes through a qualified intermediary and required procedures are satisfied.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of new notes effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless the broker is a United States person or has certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of a broker described in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements, unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the new notes provides the certification described in “Non-U.S. holders—Interest Income” or otherwise establishes an exemption.

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Any amounts withheld under the backup withholding rules will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service. The rate for backup withholding tax is 30% for 2002-2003, 29% for 2004-2005, and 28% for 2006 and later years, subject to a scheduled increase after 2010.

The foregoing summary of the material United States federal income tax consequences of the exchange of old notes for new notes and the ownership and disposition of notes is intended for general information. You are urged to consult with your own tax advisor as the U.S. federal income tax consequences of the exchange of old notes for new notes and the continuing investment in the notes as well as the consequences under state, local and foreign income tax law. Non-U.S. holders are urged to consult their own tax advisors as to the effect of income tax treaties and reporting requirements with regard to an investment in the notes.

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PLAN OF DISTRIBUTION

We are not using any underwriters for this exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. For a period of up to 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. In addition, during this 180 day period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the- counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Broker-dealers that acquired old notes from us in the initial offering and not as a result of market making or other trading activities will, in the absence of an exemption, be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. This prospectus will not be available to broker-dealers in connection with resales of the new notes.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the guarantees will be passed upon for us by King & Spalding LLP.

EXPERTS

The consolidated financial statements of NDCHealth Corporation as of May 30, 2003 and May 31, 2002 and for each of the three years in the period ended May 30, 2003 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing in our Annual Report on Form 10-K/A, and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TechRx Incorporated included as exhibit 99.1(b) in our Current Report on Form 8-K/A dated August 12, 2002 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing in such Current Report on Form 8-K/A. The consolidated financial statements of TechRx Incorporated included as Exhibit 99.1(c) in our Current Report on Form 8-K/A dated August 12, 2002 incorporated by reference in this prospectus have been audited by Arthur Andersen, LLP.

In reliance on the temporary relief provided by the SEC under Rule 437(a) of the Securities Act, we have not obtained the written consent of Arthur Andersen as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

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No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of NDCHealth Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

NDCHEALTH CORPORATION

Offer to Exchange
10 1/2% Senior Subordinated Notes Due 2012
that have been registered under the Securities Act of 1933
for
all outstanding unregistered
10 1/2% Senior Subordinated Notes Due 2012

August 4, 2003

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

NDCHealth Corporation.     NDCHealth Corporation (the “Company”) is incorporated under the laws of the State of Delaware. The certificate of incorporation and bylaws of the Company provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Consistent with Section 145 of the Delaware General Corporation Law, Article VII of the bylaws of the Company provides that the Company will indemnify its directors, officers, employees and agents of the corporation, and each person who at the request of the corporation has served as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against those expenses which are allowed by the laws of the State of Delaware and which are reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of his being or having been a director, officer employee, or agent of the corporation or of such other enterprises.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article Fifteenth of the certificate of incorporation of the Company provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for transactions from which a director derives an improper personal benefit or (v) for any act or omission occurring prior to the effective date of Article Fifteenth of the certificate of incorporation.

Under Article VII of the Company’s bylaws, the Company may purchase and maintain insurance on behalf of its directors, officers, employees, or agents against any liabilities asserted against such persons whether or not the corporation would have the power to indemnify such persons against such liability under the laws of the State of Delaware. The Company carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the Company for liabilities indemnified by the Company and indemnify directors and officers against additional liabilities not indemnified by the Company.

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NDC Health Information Services (Arizona) Inc. and NDC of Canada, Inc.     NDC Health Information Services (Arizona) Inc. and NDC of Canada, Inc. are each incorporated under the laws of the State of Delaware. Article 8, Section 8.1 of the bylaws of NDC of Canada, Inc. provides that the corporation will indemnify a director or officer, in any proceeding, and whether or in the right of the corporation or otherwise by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article 6.3 of the certificate of incorporation of NDC of Canada, Inc., and Article XIII of the bylaws of NDC Health Information Services (Arizona) Inc. provides that a director shall not be liable to the corporation or the stockholders for monetary damages for any breach of his fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article 8, Section 8.3 of the bylaws of NDC of Canada, Inc., the corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation or who is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as such, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this Article or the Delaware General Corporation Law.

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Item 21. Exhibits

(a) Exhibits

Exhibit Number		Description of Exhibits

3.1	—	Restated Certificate of Incorporation of NDCHealth Corporation (Incorporated by reference to Exhibit 3(i) of NDCHealth’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 30, 2001 (File No. 001-12392))
3.2	—	Bylaws of NDCHealth Corporation, as amended (Incorporated by reference to Exhibit 3(ii) of NDCHealth’s Annual Report on Form 10-K for the Year Ended May 31, 2002 (File No. 001-12392))
3.3	—	Certificate of Incorporation of NDC Health Information Services (Arizona) Inc. (formerly known as Pharmaceutical Data Services, Inc.)*
3.4	—	Bylaws of NDC Health Information Services (Arizona) Inc.*
3.5	—	Certificate of Incorporation of NDC of Canada, Inc.*
3.6	—	Bylaws of NDC of Canada, Inc.*
4.1	—	Registration Rights Agreement, dated as of November 26, 2002, among NDCHealth Corporation, the guarantors named therein and Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and U.S. Bancorp Piper Jaffray Inc., as Initial Purchasers*
4.2	—	Indenture, dated as of November 26, 2002, among NDCHealth Corporation, the guarantors named therein and Regions Bank, as trustee (Incorporated by reference to Exhibit 4(i) of NDCHealth’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 29, 2002 (File No. 001-12392))
4.3	—	Form of 10 1/2% Senior Subordinated Note due 2012*
5.1	—	Opinion of King & Spalding*
12.1	—	Computation of Ratio of Earnings to Fixed Charges*
23.1	—	Consent of King & Spalding (included as part of Exhibit 5.1)*
23.2	—	Consent of Ernst & Young LLP
23.3	—	Consent of Ernst & Young LLP
23.4	—	Notice re Arthur Andersen LLP
24.1	—	Power of Attorney*
25.1	—	Statement of Eligibility of Trustee on Form T-1*
99.1	—	Form of Letter of Transmittal*
99.2	—	Form of Notice of Guaranteed Delivery*
99.3	—	Form of Instructions to Registered Holder and/or DTC Participant from Beneficial Owner*
99.4	—	Form of Letter to Registered Holders*

*	Previously filed

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Item 22. Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of any registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of

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receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 4, 2003.

NDCHealth Corporation

By:	/s/ RANDOLPH L.M. HUTTO

	Name:	Randolph L.M. Hutto
	Title:	Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Walter M. Hoff	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 4, 2003

* Randolph L.M. Hutto	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	August 4, 2003

/s/ DAVID H. SHENK David H. Shenk	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	August 4, 2003

* J. Veronica Biggins	Director	August 4, 2003

* Terri A. Dial	Director	August 4, 2003

* Dr. Jeffrey P. Koplan	Director	August 4, 2003

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Signature	Title	Date

* Kurt M. Landgraf	Director	August 4, 2003

* James F. McDonald	Director	August 4, 2003

* Neil Williams	Director	August 4, 2003

By:	/s/ RANDOLPH L.M. HUTTO

Randolph L.M. Hutto
as Attorney-in-fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 4, 2003.

NDCHealth Information Services (Arizona) Inc.

By:	/s/ RANDOLPH L.M. HUTTO

	Name:	Randolph L.M. Hutto
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Walter M. Hoff	President and Director (Principal Executive Officer)	August 4, 2003

* Randolph L.M. Hutto	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2003
By:	/s/ RANDOLPH L.M. HUTTO

Randolph L.M. Hutto
as Attorney-in-fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 4, 2003.

NDC of Canada, Inc.

By:	/s/ RANDOLPH L.M. HUTTO

	Name:	Randolph L.M. Hutto
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Walter M. Hoff	President and Director (Principal Executive Officer)	August 4, 2003

* Randolph L.M. Hutto	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2003
By:	/s/ RANDOLPH L.M. HUTTO

Randolph L.M. Hutto
as Attorney-in-fact

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Exhibit Number		Description of Exhibits

3.1	—	Restated Certificate of Incorporation of NDCHealth Corporation (Incorporated by reference to Exhibit 3(i) of NDCHealth’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 30, 2001 (File No. 001-12392))
3.2	—	Bylaws of NDCHealth Corporation, as amended (Incorporated by reference to Exhibit 3(ii) of NDCHealth’s Annual Report on Form 10-K for the Year Ended May 31, 2002 (File No. 001-12392))
3.3	—	Certificate of Incorporation of NDC Health Information Services (Arizona) Inc. (formerly known as Pharmaceutical Data Services, Inc.)*
3.4	—	Bylaws of NDC Health Information Services (Arizona) Inc.*
3.5	—	Certificate of Incorporation of NDC of Canada, Inc.*
3.6	—	Bylaws of NDC of Canada, Inc.*
4.1	—	Registration Rights Agreement, dated as of November 26, 2002, among NDCHealth Corporation, the guarantors named therein and Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and U.S. Bancorp Piper Jaffray Inc., as Initial Purchasers*
4.2	—	Indenture, dated as of November 26, 2002, among NDCHealth Corporation, the guarantors named therein and Regions Bank, as trustee (Incorporated by reference to Exhibit 4(i) of NDCHealth’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 29, 2002 (File No. 001-12392))
4.3	—	Form of 10 1/2% Senior Subordinated Note due 2012*
5.1	—	Opinion of King & Spalding*
12.1	—	Computation of Ratio of Earnings to Fixed Charges*
23.1	—	Consent of King & Spalding (included as part of Exhibit 5.1)*
23.2	—	Consent of Ernst & Young LLP
23.3	—	Consent of Ernst & Young LLP
23.4	—	Notice re Arthur Andersen LLP
24.1	—	Power of Attorney*
25.1	—	Statement of Eligibility of Trustee on Form T-1*
99.1	—	Form of Letter of Transmittal*
99.2	—	Form of Notice of Guaranteed Delivery*
99.3	—	Form of Instructions to Registered Holder and/or DTC Participant from Beneficial Owner*
99.4	—	Form of Letter to Registered Holders*

*	Previously filed